Filed Pursuant to Rule 424(b)(5)
Registration No. 333-196687

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor are we soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED JUNE 18, 2014.

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated June 12, 2014)

            Shares

Common Stock

$        per share

We are offering shares of our common stock, $1.00 par value per share. Our common stock is listed and traded on the NASDAQ Global Select Market under the symbol “CHFC.” The last reported sale price of our common stock on June 17, 2014 was $29.67 per share.

Investing in our common stock involves risks. See the “Risk Factors” section beginning on page S-16 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2013 to read about risks you should carefully consider before buying our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$

The underwriters may also purchase up to an additional              shares of our common stock from us at the public offering price less the underwriting discount within 30 days after the date of this prospectus supplement to cover over-allotments, if any.

Shares of our common stock are not savings accounts, deposits or obligations of any bank or savings institution and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about                     , 2014, subject to customary closing conditions.

Keefe, Bruyette & Woods

A Stifel Company

Sandler O’Neill + Partners, L.P.

The date of this prospectus supplement is                     , 2014.

At Chemical Bank we are inspired

by the dreams of our customers and communities,

and are committed to making those dreams a reality.

*	Northwestern Bank branches, which are represented by the red dots above, are shown for illustrative purposes pending completion of the merger with Northwestern Bancorp, Inc. We may determine to divest certain Northwestern Bank branches following the merger. We also may be required to divest certain Northwestern Bank branches following the merger to address competitive concerns. See “Risk Factors—Risks Related to the Pending Merger with Northwestern—We may be required to divest certain Northwestern Bank branches following the Northwestern merger to address competitive concerns.” The blue, green, orange and purple dots represent Chemical Bank branches by regional banking unit. Chemical Bank’s regional banking units are collections of branch banking offices organized by geographical regions within the State of Michigan. The star indicates Lansing is the capital of the State of Michigan.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information, and neither we nor the underwriters take responsibility for any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell, or a solicitation of an offer to purchase, shares of our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a shelf registration process. Under this shelf registration process, we may sell from time to time any combination of securities described in the accompanying prospectus in one or more offerings such as this offering. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement provides you with specific information about our common stock we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. To the extent the information in this prospectus supplement is different from that in the accompanying prospectus, you should rely on the information in this prospectus supplement. Before investing in our common stock, you should read this prospectus supplement, the accompanying prospectus and the additional information described in the section entitled “Where You Can Find More Information” in this prospectus supplement and the section entitled “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

Unless otherwise stated or the context otherwise requires, all references in this prospectus supplement to “Chemical,” “Chemical Financial,” the “Company,” “we,” “our,” “us” and similar terms refer to Chemical Financial Corporation and its consolidated subsidiaries, and the “Bank” refers to Chemical Bank, our wholly owned subsidiary.

The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is not investment, legal or tax advice. You should consult your own legal counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of shares of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical Financial Corporation. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “judgment,” “opinion,” “plans,” “predicts,” “probable,” “projects,” “should,” “trend,” “will,” “strategy” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to future levels of loan charge-offs, future levels of provisions for loan losses, real estate valuation, future levels of nonperforming assets, the rate of asset dispositions, future capital levels, future changes in regulatory requirements, future dividends, future growth and funding sources, future liquidity levels, future profitability levels, future deposit insurance premiums, the effects on earnings of future changes in interest rates, the future level of other revenue sources, future economic trends and conditions, future initiatives to expand the Company’s market share, expected performance and cash flows from acquired loans, future effects of new or changed accounting standards, future opportunities for acquisitions, opportunities to increase top line revenues, the Company’s ability to grow its core franchise, future cost savings and the Company’s ability to maintain adequate liquidity and capital based on the requirements adopted by the Basel Committee on Banking Supervision and U.S. regulators. All statements referencing future time periods are forward-looking.

Management’s determination of the provision and allowance for loan losses; the carrying value of acquired loans, goodwill and mortgage servicing rights; the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment); and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. All of the information concerning interest rate sensitivity is forward-looking. The future effect of changes in the financial and credit markets and the national and regional economies on the banking industry, generally, and on the Company, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus also contain forward-looking statements regarding the Company’s outlook or expectations with respect to the planned merger with Northwestern Bancorp, Inc. (“Northwestern”), the expected costs to be incurred in connection with the merger, Northwestern’s future performance and consequences of its integration into the Company and the impact of the transaction on the Company’s future performance.

Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the risk factors described under “Risk Factors” beginning on page S-16 of this prospectus supplement (including the risk factors under the heading “Risk Factors—Risks Related to the Pending Merger of Northwestern” beginning on page S-24 of this prospectus supplement) and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate outcome and a preceding forward-looking statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, information statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and on our corporate website at www.chemicalbankmi.com. The information on our corporate website is not part of this prospectus supplement, the accompanying prospectus or any free writing prospectuses or other offering materials.

We “incorporate by reference” into this prospectus supplement information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file later with the SEC automatically will update and supersede information contained in this prospectus supplement.

We are incorporating by reference into this prospectus supplement the following documents:

•	annual report on Form 10-K for the year ended December 31, 2013;

•	quarterly report on Form 10-Q for the three months ended March 31, 2014;

•	current report on Form 8-K filed with the SEC on March 11, 2014;

•	current report on Form 8-K filed with the SEC on April 22, 2014; and

•	the description of our common stock contained in our registration statement on Form S-3 ASR, filed with the SEC on June 12, 2014, and any other amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents subsequently filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) after the date of this prospectus supplement and prior to the termination of this offering (other than documents or information deemed furnished and not filed in accordance with SEC rules).

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. You can obtain copies of the documents incorporated by reference in this prospectus supplement, at no cost, by writing or calling us at the following address:

Chemical Financial Corporation

235 E. Main Street

Midland, Michigan 48640

Attention: Lori A. Gwizdala

(989) 839-5350

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in shares of our common stock. It is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making your investment decision, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See the “Risk Factors” section beginning on page S-16 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2013.

Overview

For over 95 years, our hometown approach to banking has remained steadfast and focused on community banking, highlighted by local leadership and decision making, a devotion to community and personalized service. We are committed to delivering the guidance and support our customers need to plan for the future and reach their financial goals. Using a team approach, we provide our customers with an array of expertise that spans business, personal and investment services.

We are a Michigan corporation headquartered in Midland, Michigan. We are a financial holding company registered under the Bank Holding Company Act of 1956. At March 31, 2014, our consolidated total assets, loans, deposits and shareholders’ equity were $6.34 billion, $4.75 billion, $5.23 billion and $706 million, respectively, and we employed approximately 1,750 full-time equivalent employees.

We were incorporated as a bank holding company in 1973. In 1974, we acquired Chemical Bank and Trust Company (“CBT”) pursuant to a reorganization in which the former shareholders of CBT became our shareholders. We changed CBT’s name to Chemical Bank in 2005. In addition to the acquisition of CBT, we have acquired 20 community banks and 36 other branch bank offices through March 31, 2014. We have consolidated our acquisitions into a single commercial subsidiary bank, Chemical Bank. Chemical Bank operates through an internal organizational structure of four regional banking units and 17 community banking units.

Chemical Bank directly owns three operating non-bank subsidiaries: CFC Financial Services, Inc., CFC Title Services, Inc. and CFC Capital, Inc. CFC Financial Services, Inc. is an insurance subsidiary that operates under the assumed name of “Chemical Financial Advisors” and provides annuity products to customers. CFC Financial Advisors also provides customers with access to mutual funds and marketable securities. CFC Title Services, Inc. is an issuer of title insurance to buyers and sellers of residential and commercial mortgage properties, including properties subject to loan refinancing. CFC Capital, Inc. primarily manages our municipal investment portfolio.

Our business is concentrated in a single industry segment-commercial banking. Chemical Bank offers a full range of traditional banking and fiduciary products and services. These include business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit box services, money transfer services, automated teller machines (“ATMs”), access to insurance and investment products, corporate and personal wealth management services and other banking services.

The Wealth Management department of Chemical Bank earns revenue from fees based on the market value of assets under management, which can fluctuate significantly as the market fluctuates. The Wealth Management department had assets under custodial and management arrangements of $2.56 billion and $2.22 billion at March 31, 2014 and 2013, respectively, and $2.51 billion and $2.07 billion at December 31, 2013 and 2012, respectively. The Wealth Management department also sells investment products (largely annuity products and mutual funds) through its Chemical Financial Advisors program. Customer assets within the Chemical Financial Advisors program were $749 million and $692 million at March 31, 2014 and 2013, respectively, and $737 million and $669 million at December 31, 2013 and 2012, respectively.

Recent Developments

Pending Merger with Northwestern Bancorp, Inc.

On March 10, 2014, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with WNJ Acquisition Corporation No. 1, our wholly-owned subsidiary, and Northwestern pursuant to which we agreed to acquire Northwestern and its bank subsidiary, Northwestern Bank. Northwestern Bank is headquartered in Traverse City, Michigan and offers banking, investment and trust services and employee benefit services through 25 office locations in northern Michigan. At March 31, 2014, Northwestern had $844 million in total assets, $492 million in total loans, $758 million in total deposits and $1.1 billion in assets under management.

Subject to the terms and conditions of the Merger Agreement, we will pay aggregate consideration of $120 million cash (the “Merger Consideration”) for all of the shares of Northwestern common stock and Northwestern stock options issued and outstanding immediately before the effective time of the merger. The Merger Consideration is subject to adjustment in certain limited circumstances, as set forth in the Merger Agreement. We intend to fund payment of the Merger Consideration from any combination of one or more of the following sources of funding: our cash on hand (including available proceeds from our September 2013 common stock offering); dividend capacity from the Bank; a new senior debt facility for the Company from a correspondent lender; and the proceeds from this offering.

The Merger Agreement contains customary representations and warranties that the parties have made to each other as of specific dates and customary covenants and completion of the merger is subject to certain closing conditions. On May 16, 2014, the shareholders of Northwestern approved the Merger Agreement, satisfying one of those closing conditions.

This offering is not conditioned on the closing of the merger. Completion of the merger is subject to certain risks and uncertainties, including the timing of receipt of required regulatory approvals. For additional information, see “Forward-Looking Statements” beginning on page S-1 of this prospectus supplement and “Risk Factors—Risks Related to the Pending Merger with Northwestern” beginning on page S-24 of this prospectus supplement.

We previously filed the Merger Agreement with the SEC on March 11, 2014 as Exhibit 2.1 to our Current Report on Form 8-K, which is incorporated herein by reference.

Loan Portfolio

Our principal source of revenue is interest and fees earned on loans, which accounted for 73% and 70% of our total revenue for the three months ended March 31, 2014 and 2013, respectively, and 71% and 73% of our total revenue for the years ended December 31, 2013 and 2012, respectively. Our primary lending activities include commercial loans to varying types of businesses for the purpose of supporting working capital and operational needs and term financing of equipment; commercial real estate loans secured by real estate occupied by the borrower for ongoing operations, non-owner occupied real estate leased to one or more tenants and vacant land that has been acquired for investment or future land development; residential mortgage loans primarily secured by one- to four-family residential properties with fixed interest rates of fifteen years or less; consumer installment loans, including indirect loans purchased from dealerships, to consumers for the purpose of financing personal items such as automobiles, recreational vehicles and marine vehicles; and home equity loans, including home equity lines of credit, to consumers who utilize equity in their personal residence as collateral.

A summary of the composition of our loan portfolio at March 31, 2014 and 2013 and December 31, 2013 and 2012 follows:

	March 31,				December 31,
	2014		2013		2013		2012
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Commercial loan portfolio:
Commercial	$1,208,641	25.4%	$1,038,115	24.8%	$1,176,307	25.3%	$1,002,722	24.0%
Commercial real estate	1,279,167	26.9	1,162,383	27.8	1,232,658	26.5	1,161,861	27.9
Real estate construction	85,084	1.8	65,367	1.5	89,795	1.9	62,689	1.5
Land development	13,761	0.3	32,640	0.8	20,066	0.5	37,548	0.9

Sub-total	2,586,653	54.4	2,298,505	54.9	2,518,826	54.2	2,264,820	54.3

Consumer loan portfolio:
Residential mortgage	962,009	20.2	872,454	20.9	960,423	20.6	883,835	21.2
Consumer installment	675,412	14.2	540,216	12.9	644,769	13.9	546,036	13.1
Home equity	529,215	11.2	474,086	11.3	523,603	11.3	473,044	11.4

Sub-total	2,166,636	45.6	1,886,756	45.1	2,128,795	45.8	1,902,915	45.7

Total loans	$4,753,289	100.0%	$4,185,261	100.0%	$4,647,621	100.0%	$4,167,735	100.0%

Total loans were $4.75 billion at March 31, 2014, an increase of $106 million, or 2.3%, from total loans of $4.65 billion at December 31, 2013 and an increase of $568 million, or 13.6%, from total loans of $4.19 billion at March 31, 2013. Total loans of $4.65 billion at December 31, 2013 increased $480 million, or 11.5%, from total loans of $4.17 billion at December 31, 2012. The increases in total loans generally occurred across all major loan categories and across all of the Company’s banking markets, and were attributable to a combination of improving economic conditions and higher loan demand, as well as the Company increasing its market share in both its commercial and consumer loan portfolios. Our loan portfolio is not concentrated in any one industry.

Noninterest Income

We also generate a significant amount of revenue from noninterest sources, including service charges and fees on deposit accounts, which include overdraft/non-sufficient fund fees, checking account service fees and other deposit account charges; wealth management revenue, which is comprised of investment fees that are generally based on the market value of assets within a trust account, custodial account fees and fees from the sale of investment products; electronic banking fees, which represent income earned from ATM transactions, debit card activity and internet banking fees; mortgage banking revenue, which includes revenue from originating, selling and servicing residential mortgage loans for the secondary mortgage market; and other various sources of noninterest income.

The following summarizes the major components of noninterest income for the three months ended March 31, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011:

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011
	(Dollars in thousands)
Service charges and fees on deposit accounts	$4,930	$5,195	$21,939	$19,581	$18,452
Wealth management revenue	3,631	3,445	13,989	11,763	11,104
Electronic banking fees	3,112	3,397	12,213	9,793	9,127
Mortgage banking revenue	794	2,012	5,336	6,597	3,881
Other fees for customer services	791	781	3,288	2,598	2,451
Insurance commissions	291	473	1,650	1,836	1,413
Gain on sale of investment securities	—	847	1,133	34	—
Gain on sale of merchant card services	—	—	—	1,280	—
Other	167	89	861	1,202	462

Total noninterest income	$13,716	$16,239	$60,409	$54,684	$46,890

Noninterest income(1) as a percentage of:
Net revenue	22%	24%	23%	22%	20%
Average total assets	0.90%	1.05%	0.99%	0.96%	0.88%

(1)	Excludes nonrecurring items such as gains on the sale of investment securities and gain on the sale of merchant card services.

Noninterest income was $13.7 million for the three months ended March 31, 2014, compared to $16.2 million for the three months ended March 31, 2013. For the three months ended March 31, 2013, noninterest income included nonrecurring income of $0.8 million attributable to available-for-sale investment securities gains. Excluding nonrecurring income, noninterest income for the three months ended March 31, 2014 was $1.7 million, or 11%, lower than the three months ended March 31, 2013, with the decrease largely attributable to lower mortgage banking revenue and related title insurance revenue, in addition to lower service charges and fees on deposit accounts.

Noninterest income was $60.4 million in 2013, $54.7 million in 2012 and $46.9 million in 2011. Noninterest income in 2013 included nonrecurring income of $1.6 million, including $1.1 million attributable to available-for-sale investment securities gains and $0.5 million attributable to gains on the sales of closed branch offices. Noninterest income in 2012 included nonrecurring income of $2.1 million, including $1.3 million attributable to a gain from the sale of the Company’s merchant card servicing business, $0.6 million from a partial insurance recovery of a 2008 branch cash loss and $0.2 million from a merchant card vendor settlement. Excluding nonrecurring income, noninterest income in 2013 increased $6.2 million, or 12%, compared to 2012, with increases in wealth management revenue, service charges and fees on deposit accounts and other fees for customer services partially offset by a decline in mortgage banking revenue. The increases in service charges and fees for customer services were partially driven by growth in the volume of services provided as a result of the December 2012 branch acquisition transaction. Excluding nonrecurring income, noninterest income in 2012 increased $5.7 million, or 12%, compared to 2011, with the increase primarily attributable to higher service charges and fees on deposit accounts and mortgage banking revenue.

The presentation of nonrecurring income and noninterest income excluding nonrecurring income is not consistent with, or intended to replace, the presentation of noninterest income under generally accepted accounting principles, and is presented here for comparison purposes. We believe that the presentation of nonrecurring income and noninterest income excluding nonrecurring income is useful to investors because it provides a more meaningful means to evaluate our operating performance.

Market Area

Our market area encompasses a geographically diversified footprint covering northeastern, central and southwestern Michigan. As of March 31, 2014, we served our market area through 157 banking offices located in 38 counties, all in the lower peninsula of Michigan. In addition to the banking offices, we operated two loan production offices and 172 automated teller machines, both on- and off-bank premises, as of March 31, 2014.

In 2010, we significantly increased our market share in west Michigan with our acquisition of O.A.K. Financial Corporation and Byron Bank. This market includes Grand Rapids, which is the second largest city in Michigan. The city and its surrounding area has a solid and diverse economic base, which includes health and life sciences, tourism, office furniture, automotive components and assemblies, pharmaceutical, transportation, equipment, food and construction supplies. We were the 6th largest bank in the Grand Rapids Metropolitan Statistical Area (“MSA”) by deposit market share based on information available as of June 30, 2013 from the Federal Deposit Insurance Corporation (“FDIC”) with total deposits of $986 million. We operated 31 branch banking offices in the Grand Rapids MSA as of June 30, 2013. The Grand Rapids MSA consists of Barry, Kent, Montcalm and Ottawa counties and includes the metropolitan areas of Grand Rapids and Holland.

In the last quarter of 2012, we completed the acquisition of 21 branch offices from Independent Bank, a wholly owned subsidiary of Independent Bank Corporation. These branch offices are located in the Battle Creek and northeast Michigan markets. This acquisition provided us with additional low-cost funding for future growth and entry into markets with minimal overlap of our existing branch network. Through the transaction, we added approximately 30,000 households, including business enterprises, to our customer base and increased our total deposits and total loans by $404 million and $44 million, respectively.

We did not have banking offices or provide commercial banking services in southeast Michigan at March 31, 2014. Southeast Michigan is not part of our current or projected markets for the delivery of our products and services.

Our Strengths

•	Financial Strength. We are the second largest banking company headquartered and operating branches in Michigan, with total assets of $6.34 billion, total loans of $4.75 billion, total deposits of $5.23 billion and total shareholders’ equity of $706 million at March 31, 2014. We maintain a strong capital position, with a tangible equity to total assets ratio of 9.3% and a total risk-based capital ratio of 13.8% at March 31, 2014. Our Tier 1 regulatory capital consists entirely of common stock. We believe our financial strength makes us one of the most stable financial institutions in the midwest.

•	Strong Credit Culture. We believe that we have a unique understanding of the markets in which we operate, which we feel allows us to strike the appropriate balance in our lending operations. We pride ourselves on our underwriting discipline, while at the same time we understand good lending opportunities are not determined by numbers alone.

•	Strong Earnings. Net income for the first quarter of 2014 was $13.8 million, or $0.46 per diluted share, compared to first quarter 2013 net income of $13.2 million, or $0.48 per diluted share, and fourth quarter 2013 net income of $14.4 million, or $0.48 per diluted share. Net income for 2013 was $56.8 million, or $2.00 per diluted share, compared to net income for 2012 of $51.0 million, or $1.85 per diluted share. We have reported net income in every year since our incorporation in 1973.

•	Asset Quality. We have managed to successfully reduce our level of nonperforming assets coming out of the financial downturn. At March 31, 2014, our nonperforming assets were $86.6 million, a decrease of $5.2 million, or 5.6%, compared to $91.8 million at December 31, 2013, and a decrease of $88.6 million, or 51%, compared to their peak level of $175.2 million at December 31, 2010.

•	Strong History of Dividends and Attractive Dividend Yields. Our steady flow of positive earnings has resulted in attractive dividend yields to our shareholders. We have paid a regular cash dividend to our shareholders in every quarter since our incorporation in 1973, including in each quarter through the most recent financial downturn. Based on our recently declared second quarter 2014 cash dividend of $0.23 per share, payable on June 20, 2014, our dividend represents a 9.5% increase over the second quarter of 2013. Our current dividend yield (annualized) is 3.2% based on our closing market price per share of $28.74 as of May 31, 2014, as reported on the NASDAQ Global Select Market (“NASDAQ”).

•	Demonstrated Track Record of Successful Acquisitions. We have a demonstrated track record of successfully acquiring and integrating whole banks and branch offices. Since 1975, we have completed the acquisition and integration of 20 whole banks, ranging in size from $10 million to $1.1 billion, in addition to numerous branch acquisitions. We currently anticipate closing the Northwestern merger in the third quarter of 2014, subject to receipt of required regulatory approvals. We believe that we can leverage this past experience of successful acquisitions into future successful acquisitions as opportunities may arise.

•	Customer Service. Our customer service is enhanced by our local decision-making. We staff our offices and our customer care centers with experienced professionals who are ready to meet the needs of our customers. Our customers may interface with us through any one of our 157 branch offices, our drive-up banking facilities, our convenient phone banking services, our extensive ATM/Debit card network, or by the Internet via our eBanking systems.

•	Community Leadership. We actively invest in our communities on a regular basis. In addition to the financial support we provide to local organizations, our employees dedicate countless volunteer efforts on an ongoing basis. Our employees are leaders, members and volunteers of charitable organizations and community events.

Our Strategy

Our strategy is rooted in our strong belief of our community banking model. We emphasize local decision making, personalized service tailored to the needs of our customers, and a strong commitment to the communities in which we operate, both financially and by volunteering. We believe we are the community bank for the State of Michigan.

•	Capitalize on our Financial Strength. We believe our financial strength positions us for growth, both organically and through acquisitions.

•	Pursue Selected Acquisitions. We view our ability to successfully make acquisitions as a core competency. When considering acquisition opportunities, we focus on a number of factors, with a heightened focus on whether a particular opportunity will result in a cultural and strategic fit, enhance our competitive position, drive market share and enhance shareholder value. We believe our financial strength positions us well to be a key consolidator in Michigan in light of the continuing industry consolidation.

•	Organic Growth. We believe we can leverage our financial strength and service orientation to grow organically and gain market share. As of March 31, 2014, we served over 275,000 households, and we believe that number will continue to grow based on our strategy. A major focus is organic loan growth in our west region (including metropolitan Grand Rapids), where we believe there is greater opportunity due to ongoing economic development.

•

Manage Loan Portfolio Concentration. We have managed our loan portfolio to remain well-balanced and avoid any concentration. We have established specific criteria to accomplish this, including maximum thresholds for concentration and capital deployed within any single loan category. Loan relationships greater than $5 million have a variety of additional specific criteria they must meet. At

March 31, 2014, our loan portfolio concentrations to total loans were as follows: 29.0% commercial real estate (including real estate construction and land development); 25.4% commercial and industrial; 25.4% consumer installment and home equity; and 20.2% residential mortgage.

•	Continued Credit Recovery. We will remain sharply focused on continuing credit recovery. We continue to make solid progress in improving asset quality as nonperforming loans have declined 16% and other real estate and repossessed assets have declined 46% since year-end 2012. Given the tenuous nature of the economic recovery, we will continue to monitor the credit quality of our loan portfolio.

•	Expense Management and Control. We continue to prioritize expense management and control. A Business Process Improvement initiative has been implemented and is headed by a recently hired individual with relevant experience. We continue to dedicate significant resources to this initiative. The focus of those efforts is cost containment and costs savings achieved by more efficient operation and effective utilization of technology.

•	Improve Net Interest Margin. The relatively static nature of the interest rate environment remains challenging to our net interest margin. We recognize growing the loan portfolio is necessary to increase both our net interest margin and net interest income. We intend to grow our loan portfolio organically and through acquisitions.

•	Enterprise Risk Management. We will continue to emphasize enterprise risk management (“ERM”). Our ERM is the responsibility of our board of directors and our executive management. We monitor on an ongoing basis eight major risk categories that we have identified: credit; interest rate; operational; liquidity; compliance; strategy; reputation; and market. In accordance with our risk appetite statement, every six months our Chief Risk Management Officer reports to our board of directors on the effectiveness of our controls and procedures in mitigating the eight major risk categories. Our ERM has evolved into a quantitative orientation with hard indicators, including key ratios and risk tolerance measures.

Our Senior Leadership Team

The members of our senior leadership team have significant experience working in senior positions at financial institutions or organizations. Our senior leadership team is able to leverage that experience to have a broader and sophisticated understanding of the financial services business and the financial markets.

David B. Ramaker, age 58, is Chairman, Chief Executive Officer and President of Chemical Financial. Mr. Ramaker was appointed Chief Executive Officer and President in January 2002 and Chairman in April 2006. Mr. Ramaker has been a director of Chemical Financial since October 2001. Mr. Ramaker also serves as Chairman, Chief Executive Officer and President of Chemical Bank. Mr. Ramaker has been with us for over 24 years and has over 35 years of banking experience.

Leonardo Amat, age 46, is Executive Vice President, Chief Risk Management Officer of Chemical Bank, a position he has held since May 14, 2012. Mr. Amat previously served as Regional President of the South Region of Chemical Bank from 2007 to 2012. Mr. Amat has over 23 years of banking experience, all serving us or predecessor banks.

William C. Collins, age 61, is Executive Vice President, General Counsel and Secretary of Chemical Financial, a position he has held since May 16, 2011. Prior to joining Chemical, Mr. Collins practiced banking and business law for over 32 years.

Lori A. Gwizdala, age 55, is Executive Vice President, Chief Financial Officer and Treasurer of Chemical Financial. Ms. Gwizdala was named Chief Financial Officer in May 1987, Senior Vice President in February 1991, Treasurer in April 1994 and Executive Vice President in January 2002. Ms. Gwizdala has been with us for over 29 years and has over 33 years of banking experience.

Kenneth W. Johnson, age 52, is Executive Vice President and Director of Bank Operations of Chemical Bank, a position he has held since January 2006. Prior to this, Mr. Johnson served as First Vice President of Branch Administration at Chemical Bank since 2003. Mr. Johnson has been with us or a predecessor bank for over 19 years and has over 27 years of banking experience.

Lynn M. Kerber, age 46, is Executive Vice President and Regional President of the South Region of Chemical Bank, a position she has held since May 14, 2012. Prior to this, Ms. Kerber was named Senior Vice President in 2004, a Community Bank President in 2005 and Regional President of the West Region of Chemical Bank in 2009. Ms. Kerber has over 24 years of banking experience, all serving us or predecessor banks.

John E. Kessler, age 46, is Executive Vice President and Senior Trust Officer of Chemical Bank, a position he has held since 2007. Mr. Kessler joined Chemical Bank in 2004 as Senior Vice President. Mr. Kessler has over 20 years of trust and estate experience.

Thomas W. Kohn, age 60, is Executive Vice President of Community Banking of Chemical Bank, a position he has held since April 2007. Mr. Kohn has served us in various capacities, including President, Chief Executive Officer and a director of Chemical Bank West, which was consolidated into Chemical Bank. Mr. Kohn has been with us or a predecessor bank for over 31 years and has over 36 years of banking experience.

Karl W. Linebaugh, age 63, is Regional Chairman of the North Region of Chemical Bank, a position he has held since March 2014. Mr. Linebaugh previously served as Regional President of the North Region of Chemical Bank from July 2007 through March 2014, and prior to that, as President of Chemical Bank Central, which was consolidated into Chemical Bank. Mr. Linebaugh has over 41 years of banking experience, all serving us or a predecessor bank.

Donna McAvoy, age 48, is Regional President of the North Region of Chemical Bank, a position she has held since March 2014. Ms. McAvoy previously served as Senior Vice President, Corporate Branch Administration and as Community President of our Owosso Community Bank. Ms. McAvoy has over 30 years of banking experience, all serving us or a predecessor bank.

Joel F. Rahn, age 47, is Regional President of the West Region of Chemical Bank, a position he has held since May 14, 2012. Prior to this, Mr. Rahn served as Senior Vice President of Credit Administration for Chemical Bank since April 2010. Mr. Rahn has been with us or a predecessor bank for over 11 years and has over 25 years of banking experience.

Robert S. Rathbun, age 50, is Regional President of the East Region of Chemical Bank, a position he has held since May 14, 2012. In 2003, Mr. Rathbun was promoted to Senior Vice President, Commercial Lending and in 2007 was named Community President of our Midland Community Bank and Senior Lender for our Owosso, Clare and Midland Community Banks. Mr. Rathbun has been with us for over 27 years and has over 28 years of banking experience.

James E. Tomczyk, age 62, is Executive Vice President and Senior Credit Officer of Chemical Bank, a position he has held since January 2006. Mr. Tomczyk previously served as President, Chief Executive Officer and a director of Chemical Bank Shoreline which was later consolidated into Chemical Bank. Mr. Tomczyk has been with us or a predecessor bank for over 15 years and has over 37 years of banking experience.

Corporate Information

Our principal executive offices are located at 235 East Main Street, Midland, Michigan 48640. Our telephone number is (989) 839-5350. Our corporate website address is www.chemicalbankmi.com. Information on, or accessible through, our website is not part of, or incorporated by reference in, this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer	Chemical Financial Corporation, a Michigan corporation

Common stock offered (assuming the underwriters’ over-allotment option is not exercised)	shares

Over-allotment option	The underwriters may purchase up to shares of common stock within 30 days after the date of this prospectus supplement to cover over-allotments, if any, at the public offering price less the underwriting discount.

Common stock outstanding after this offering	shares of our common stock (or shares if the underwriters exercise their over-allotment option in full).(1)

Public offering price	$ per share of common stock

Use of proceeds	Assuming an offering size of $70.0 million, we estimate that the net proceeds from the sale of our common stock in this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $66.2 million (or approximately $76.2 million if the underwriters exercise their over-allotment option in full).

We intend to use the net proceeds from this offering for general corporate purposes, which may include funding a portion of the Merger Consideration in the Northwestern merger, funding the recapitalization of Northwestern Bank if we operate it as a separate bank for a period of time following the Northwestern merger and funding organic loan growth and long-term strategic opportunities that may arise in the future. See “Use of Proceeds.”

Dividend policy	We have historically paid cash dividends on shares of our common stock on a quarterly basis. The payment of future cash dividends on our common stock is at the discretion of our board of directors and subject to a number of factors including our financial condition as well as certain regulatory requirements. See “Risk Factors—Risks Related to Our Common Stock and this Offering—Our ability to declare and pay dividends is limited.”

Listing	Our common stock is listed on the NASDAQ under the symbol “CHFC.”

Risk factors	You should carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page S-16 of this prospectus supplement and the risk factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and in any other documents incorporated by reference in this prospectus supplement or in the accompanying prospectus before making any decision to invest in our common stock.

(1)	The number of shares of our common stock outstanding immediately after the closing of this offering is based on 29,879,211 shares issued and outstanding as of June 11, 2014, and excludes (a) shares issuable upon exercise of the underwriters’ over-allotment option, (b) 1,191,643 shares of our common stock issuable upon exercise of options outstanding as of June 11, 2014, (c) an aggregate of 275,939 shares of our common stock issuable upon vesting of restricted stock performance units and restricted stock service-based units outstanding as of June 11, 2014, and (d) an aggregate 808,685 shares reserved for future issuances of shares of our common stock pursuant to our equity compensation plans.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth summary selected historical consolidated financial information as of and for the three months ended March 31, 2014 and 2013 and as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009. The summary selected balance sheet data as of December 31, 2013 and 2012 and the summary selected income statement data for the years ended December 31, 2013, 2012 and 2011, was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference in this prospectus supplement. The summary selected balance sheet data as of December 31, 2011, 2010 and 2009 and the summary selected income statement data for the years ended December 31, 2010 and 2009, was derived from our audited consolidated financial statements for each respective year that are not included in this prospectus supplement or incorporated by reference in this prospectus supplement. The summary selected balance sheet and income statement data as of and for the three months ended March 31, 2014 and 2013 was derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, incorporated by reference in this prospectus supplement. The unaudited balance sheet and income statement data as of and for the three months ended March 31, 2014 and 2013 has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments necessary to fairly present the data for such periods. You should read this information in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, each of which is incorporated by reference in this prospectus supplement.

	Three Months Ended		Year Ended
($ in thousands, except per share data)	March 31, 2014(1)(2)	March 31, 2013(1)(2)	December 31, 2013(1)(2)	December 31, 2012(1)(2)	December 31, 2011(1)	December 31, 2010(1)	December 31, 2009
INCOME STATEMENT DATA:
Interest income	$53,645	$52,379	$214,061	$210,758	$215,242	$210,430	$192,731
Interest expense	3,866	4,727	17,414	23,213	31,389	39,310	45,287
Net interest income	49,779	47,652	196,647	187,545	183,853	171,120	147,444
Provision for loan losses	1,600	3,000	11,000	18,500	26,000	45,600	59,000
Noninterest income, including securities gains	13,716	16,239	60,409	54,684	46,890	44,515	42,817
Securities gains, net	—	847	1,133	34	—	—	95
Operating expenses	42,182	41,957	164,948	151,921	144,493	138,845	119,308
Net income	13,813	13,234	56,808	51,008	43,050	23,090	10,003
PERFORMANCE:
Basic earnings per share	$0.46	$0.48	$2.02	$1.86	$1.57	$0.88	$0.42
Diluted earnings per share	0.46	0.48	2.00	1.85	1.57	0.88	0.42
Book value per common share	23.63	21.97	23.38	21.69	20.82	20.41	19.85
Return on average assets(3)	0.90%	0.91%	0.95%	0.94%	0.81%	0.47%	0.25%
Return on average shareholders’ equity(3)	8.0%	9.0%	9.1%	8.7%	7.6%	4.3%	2.1%
Net interest margin(3)	3.53%	3.54%	3.59%	3.76%	3.80%	3.80%	3.91%
BALANCE SHEET DATA:
Total assets	$6,338,328	$5,990,528	$6,184,708	$5,917,252	$5,339,453	$5,246,209	$4,250,712
Earning assets	5,981,144	5,666,380	5,819,049	5,541,426	4,986,936	4,918,046	3,976,794
Total loans	4,753,289	4,185,261	4,647,621	4,167,735	3,831,285	3,681,662	2,993,160
Total deposits	5,231,293	5,007,358	5,122,385	4,921,443	4,366,857	4,331,765	3,418,125
FHLB Advances	—	—	—	34,289	43,057	74,130	90,000
Shareholders’ equity	705,595	604,755	696,500	596,341	571,729	560,078	474,311
DAILY AVERAGE BALANCE SHEET SUMMARY:
Total assets	$6,210,569	$5,924,820	$5,964,592	$5,442,079	$5,304,098	$4,913,310	$4,066,229
Earning assets	5,860,429	5,579,789	5,628,969	5,116,127	4,971,704	4,618,012	3,847,006
Total loans	4,692,430	4,152,570	4,355,152	3,948,407	3,730,795	3,438,550	2,980,126
Total deposits	5,142,276	4,950,956	4,964,082	4,464,062	4,349,873	4,017,230	3,195,411
FHLB Advances	—	7,848	1,935	39,301	64,257	87,051	116,050
Shareholders’ equity	701,878	599,406	626,555	587,451	569,521	530,819	483,034

	Three Months Ended		Year Ended
($ in thousands, except per share data)	March 31, 2014(1)(2)	March 31, 2013(1)(2)	December 31, 2013(1)(2)	December 31, 2012(1)(2)	December 31, 2011(1)	December 31, 2010(1)	December 31, 2009
ASSET QUALITY RATIOS:
Net loan charge-offs to average loans(3)	0.19%	0.45%	0.38%	0.57%	0.73%	1.07%	1.18%
Allowance for loan losses to total originated loans	1.75%	2.16%	1.81%	2.22%	2.60%	2.86%	2.70%
Allowance for loan losses to total nonperforming loans	102%	95%	96%	92%	82%	61%	60%
Nonperforming loans to total loans	1.61%	2.06%	1.76%	2.18%	2.77%	4.01%	4.54%
Nonperforming assets to total assets	1.37%	1.75%	1.48%	1.85%	2.47%	3.34%	3.61%
SELECTED RATIOS:
Total loans to total deposits	91%	84%	91%	85%	88%	85%	88%
Average total loans to average earning assets	80%	74%	77%	77%	75%	74%	77%
Noninterest income to net revenue	22%	25%	24%	23%	20%	21%	23%
Leverage ratio	9.9%	8.8%	9.9%	9.2%	9.0%	8.4%	10.1%
Tier 1 risk-based capital ratio	12.6%	12.0%	12.7%	12.0%	12.1%	11.6%	14.2%
Total risk-based capital ratio	13.8%	13.3%	14.0%	13.2%	13.3%	12.9%	15.5%
Average equity to average assets	11.3%	10.1%	10.5%	10.8%	10.7%	10.8%	11.9%
Tangible common equity to tangible assets	9.3%	8.1%	9.4%	8.1%	8.7%	8.6%	9.7%

(1)	Includes the impact of the acquisition of O.A.K. Financial Corporation on April 30, 2010.
(2)	Includes the impact of the acquisition of 21 branch offices on December 7, 2012.
(3)	Annualized for the three-month periods ended March 31, 2014 and 2013.

RISK FACTORS

Investing in our common stock involves substantial risk. You should carefully consider each of the following risks and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to purchase shares of our common stock. In particular, you should read and consider the risk factors included under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 as updated by our subsequent filings with the SEC. If any of these risks actually occur, our business, financial condition, results of operations and prospects could be adversely affected. As a result, the trading price of our common stock could decline, perhaps significantly, and you could lose part or all of your investment.

Risks Related to Our Business

We are subject to lending risk.

A significant source of risk for us arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loan agreements. Most loans originated by us are secured, but some loans are unsecured depending on the nature of the loan. With respect to secured loans, the collateral securing repayment includes a wide variety of real and personal property that may be insufficient to cover the amounts owed. Collateral values are adversely affected by changes in prevailing economic, environmental and other conditions, including declines in the value of real estate, changes in interest rates, changes in monetary and fiscal policies of the federal government, terrorist activity, environmental contamination and other external events.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to net income that represents management’s estimate of probable losses that have been incurred within the existing portfolio of loans. The level of the allowance for loan losses reflects management’s continuing evaluation of specific credit risks, loan loss experience, current loan portfolio quality, the value of real estate, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Deterioration in economic conditions and declines in real estate values affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the allowance for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. Any significant increase in the allowance for loan losses would likely result in a significant decrease in net income and may have a material adverse effect on our financial condition and results of operations.

Potential acquisitions may disrupt our business and dilute shareholder value.

We may seek merger or acquisition partners that are culturally similar and have experienced management and possess either significant market presence or have potential for improved profitability through financial management, economies of scale or expanded services. Acquiring other banks, businesses, or branches involves various risks commonly associated with acquisitions, including, among other things:

•	the recording of assets and liabilities of the target company at fair value may materially dilute shareholder value at the transaction date and could have a material adverse effect on our financial condition and results of operations;

•	the time and costs associated with identifying and evaluating potential acquisitions and merger targets;

•	potential exposure to unknown or contingent liabilities of the target company;

•	the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution may not be accurate;

•	exposure to potential asset quality issues of the target company;

•	the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	the diversion of our management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	the introduction of new products and services into our business;

•	potential disruption to our business;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on our results of operations;

•	the possible loss of key employees and customers of the target company;

•	difficulty in estimating the value of the target company;

•	potential changes in banking or tax laws or regulations that may affect the target company; and

•	difficulty or unanticipated expense associated with converting the communication and information systems of the target company to our communication and information systems.

The transactions may be more expensive to complete and the anticipated benefits, including cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events, including the economic and financial conditions within the State of Michigan. In addition, the timing of receipt of any required regulatory or shareholder approvals cannot be predicted with precision and may be delayed longer than expected or may not be received at all.

We regularly evaluate merger and acquisition opportunities and conduct due diligence activities related to possible transactions with other financial institutions and financial services companies. As a result, merger or acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving cash, debt or equity securities may occur at any time. Acquisitions typically involve the payment of a premium over book and market values, and, therefore, dilution of our tangible book value, net income per common share and ownership interest may occur in connection with any future transaction. Furthermore, failure to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from an acquisition could have a material adverse effect on our financial condition and results of operations.

We may face increased pressure from purchasers of our residential mortgage loans to repurchase those loans or reimburse purchasers for losses related to those loans.

We sell fixed rate long-term residential mortgage loans we originate in the secondary market. Purchasers of residential mortgage loans, such as government sponsored entities, are increasing their efforts to seek to require sellers of residential mortgage loans to either repurchase loans previously sold or reimburse purchasers for losses related to loans previously sold when losses are incurred on a loan previously sold due to actual or alleged failure to strictly conform to the purchaser’s purchase criteria. As a result, we may face increased pressure from purchasers of our residential mortgage loans to repurchase those loans or reimburse purchasers for losses related to those loans and we may face increasing expenses to defend against such claims. If we are required in the future to repurchase loans previously sold, reimburse purchasers for losses related to loans previously sold, or if we incur increasing expenses to defend against such claims, our financial condition and results of operations would be negatively affected.

We hold general obligation municipal bonds in our investment securities portfolio. If one or more issuers of these bonds were to become insolvent and default on its obligations under the bonds, it could have a negative effect on our financial condition and results of operations.

Municipal bonds held by us totaled $311 million at March 31, 2014, and were issued by many different municipalities with no significant concentration in any single municipality. We held no debt obligations issued by the City of Detroit at March 31, 2014. There can be no assurance that the financial conditions of these municipalities will not be materially and adversely affected by future economic conditions. If one or more of the issuers of these bonds were to become insolvent and default on their obligations under the bonds, it could have a negative effect on our financial condition and results of operations.

General economic conditions, and in particular conditions in the State of Michigan, affect our business.

We are affected by general economic conditions in the United States, although most directly within Michigan. Our success depends primarily on the general economic conditions in the State of Michigan and the specific local markets in which we operate. The economic conditions in these local markets have a significant impact on the demand for our products and services as well as the ability of our customers to repay loans, the value of the collateral securing loans and the stability of our deposit funding sources. Substantially all of our loans are to individuals and businesses in Michigan. Consequently, any prolonged decline in Michigan’s economy could have a materially adverse effect on our financial condition and results of operations. A significant decline or a prolonged period of the lack of improvement in general economic conditions could impact these local economic conditions and, in turn, have a material adverse effect on our financial condition and results of operations.

If we do not adjust to changes in the financial services industry, our financial performance may suffer.

Our ability to maintain our financial performance and return on investment to shareholders will depend largely on our ability to continue to grow our loan portfolio and also, in part, on our ability to maintain and grow our core deposit customer base and expand our financial services to our existing and/or new customers. In addition to other banks, competitors include savings and loan associations, credit unions, securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies. The increasingly competitive environment is, in part, a result of changes in the economic environment within the State of Michigan, regulation, and changes in technology and product delivery systems. New competitors may emerge to increase the degree of competition for our customers and services. Financial services and products are also constantly changing. Our financial performance will also depend, in part, upon customer demand for our products and services and our ability to develop and offer competitive financial products and services.

Consumers may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing customers to complete financial transactions without the involvement of banks. For example, consumers can now pay bills and transfer funds directly without banks. The process of eliminating banks as intermediaries in financial transactions, known as disintermediation, could result in the loss of fee income, the loss of customer deposits and income generated from those deposits and lending opportunities.

Changes in interest rates could reduce our net income and cash flow.

Our net income and cash flow depends, to a great extent, on the difference between the interest earned on loans and securities and the interest paid on deposits and other borrowings. Market interest rates are beyond our control, and they fluctuate in response to general economic conditions, the policies of various governmental and regulatory agencies and competition. Changes in monetary policy, including changes in interest rates and interest rate relationships, will influence the origination of loans, the purchase of investments, the generation of deposits, the interest received on loans and securities and the interest paid on deposits and other borrowings. Any significant adverse effects of changes in interest rates on our results of operations, or any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition and results of operations.

The global market crisis has triggered a series of reductions in interest rates. During 2011, 2012 and 2013, and the first quarter of 2014, the Federal Open Markets Committee kept the target federal funds rate between zero and 0.25%. The low interest rate environment has resulted in lower yields on interest-earning assets, which could have an adverse impact on our revenue and results of operations.

We may be required to pay additional deposit insurance premiums to the FDIC, which could negatively impact earnings.

Depending upon the magnitude of future losses that the FDIC deposit insurance fund suffers, there can be no assurance that there will not be additional premium increases or assessments in order to replenish the fund. The FDIC may need to set a higher base rate schedule based on future financial institution failures and updated failure and loss projections. Potentially higher FDIC assessment rates than those currently projected or special assessments could have an adverse impact on our financial condition and results of operations.

We are subject to liquidity risk in our operations, which could adversely affect our ability to fund various obligations.

Liquidity risk is the possibility of being unable to meet obligations as they come due or capitalize on growth opportunities as they arise because of an inability to liquidate assets or obtain adequate funding on a timely basis, at a reasonable cost and within acceptable risk tolerances. Liquidity is required to fund various obligations, including credit obligations to borrowers, loan originations, withdrawals by depositors, repayment of debt, dividends to shareholders, operating expenses and capital expenditures. Liquidity is derived primarily from retail deposit growth and earnings retention, principal and interest payments on loans and investment securities, net cash provided from operations and access to other funding. If we are unable to maintain adequate liquidity, then our business, financial condition and results of operations would be negatively affected.

Evaluation of investment securities for other-than-temporary impairment involves subjective determinations and could materially impact our financial condition and results of operations.

The evaluation of impairments is a quantitative and qualitative process, which is subject to risks and uncertainties and is intended to determine whether declines in the fair value of investments should be recognized in current period earnings. The risks and uncertainties include changes in general economic conditions, the issuer’s net income, projected net income and financial condition or future recovery prospects, the effects of changes in interest rates or credit spreads and the expected recovery period. Estimating future cash flows involves incorporating information received from third-party sources and making internal assumptions and judgments regarding the future performance of the underlying collateral and/or value of the underlying asset and also assessing the probability that an adverse change in future cash flows has occurred. The determination of the amount of other-than-temporary impairments is based upon our quarterly evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available.

Additionally, our management considers a wide range of factors about the security issuer and uses its judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for recovery. Inherent in management’s evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Considerations in the impairment evaluation process include, but are not limited to: (i) the length of time and the extent to which the market value has been less than cost or amortized cost; (ii) the potential for impairments of securities when the issuer is experiencing significant financial difficulties; (iii) the potential for impairments in an entire industry sector or sub-sector; (iv) the potential for impairments in certain economically depressed geographic locations; (v) the potential for impairments of securities where the issuer, series of issuers or industry has suffered a catastrophic type of loss or has exhausted natural resources; (vi) our intent and ability to retain the investment for a period of time sufficient to allow for the recovery of its value; (vii) unfavorable changes in forecasted cash flows on residential mortgage-backed and asset-backed securities; and (viii) other subjective factors, including concentrations and information obtained from regulators and rating agencies. Impairments to the carrying value of our investment securities may need to be taken in the future, which could have a material adverse effect on our financial condition and results of operations.

We may be required to recognize an impairment of goodwill or to establish a valuation allowance against deferred income tax assets, which could have a material adverse effect on our financial condition and results of operations.

Goodwill represents the excess of the amounts paid to acquire subsidiaries over the fair value of their net assets at the date of acquisition. We test goodwill at least annually for impairment. Impairment testing is performed based upon estimates of the fair value of the “reporting unit” to which the goodwill relates. Substantially all of our goodwill at March 31, 2014 was recorded on the books of the Bank. The fair value of the Bank is impacted by the performance of its business and other factors. If it is determined that the goodwill has been impaired, we must write-down the goodwill by the amount of the impairment, with a corresponding charge to net income. Such write-downs could have a material adverse effect on our financial condition and results of operations.

Deferred income tax represents the tax effect of the differences between the book and tax basis of assets and liabilities. Deferred tax assets are assessed periodically by management to determine if they are realizable. Factors in management’s determination include our performance, including the ability to generate taxable net income. If, based on available information, it is more-likely-than-not that the deferred income tax asset will not be realized, then a valuation allowance must be established with a corresponding charge to net income. As of March 31, 2014, we did not carry a valuation allowance against our deferred tax assets. Future facts and circumstances may require a valuation allowance. Charges to establish a valuation allowance with respect to our deferred tax assets could have a material adverse effect on our financial condition and results of operations.

If we are required to establish a valuation allowance with respect to our mortgage servicing rights asset, it could have a material adverse effect on our financial condition and results of operations.

At March 31, 2014, our mortgage servicing rights asset had a book value of $3.3 million and a fair value of approximately $6.7 million. It is possible that we may have to establish a valuation allowance with respect to our mortgage servicing rights asset in the future. If we are required in the future to establish a valuation allowance with respect to our mortgage servicing rights asset, our financial condition and results of operations could be negatively affected.

We may be a defendant in a variety of litigation and other actions, which may have a material adverse effect on our financial condition and results of operations.

We and the Bank are regularly involved in a variety of litigation arising out of the normal course of business. Our insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation or cause us to incur unexpected expenses, which could be material in amount. Should the ultimate expenses, judgments or settlements in any litigation exceed our insurance coverage, they could have a material adverse effect on our financial condition and results of operations. In addition, we may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms, if at all.

Environmental liability associated with commercial lending could result in losses.

In the course of our business, we may acquire, through foreclosure, properties securing loans we have originated or purchased that are in default. Particularly in commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, we might be required to remove these substances from the affected properties at our sole cost and expense. The cost of this removal could substantially exceed the value of affected properties. We may not have adequate remedies against the prior owner or other responsible parties and could find it difficult or impossible to sell the affected properties. These events could have an adverse effect on our business, results of operations and financial condition.

We depend upon the accuracy and completeness of information about customers.

In deciding whether to extend credit to customers, we rely on information provided to us by our customers, including financial statements and other financial information. We may also rely on representations of customers as to the accuracy and completeness of that information and on reports of independent auditors on financial statements. Our financial condition and results of operations could be negatively impacted to the extent that we extend credit in reliance on financial statements that do not comply with generally accepted accounting principles or that are misleading or other information provided by customers that is false or misleading.

We operate in a highly competitive industry and market area.

We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources. Such competitors primarily include national and regional banks within the various markets where we operate, as well as internet banks. We also face competition from many other types of financial institutions, including savings and loans associations, credit unions, finance companies, brokerage firms, insurance companies and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. We compete with these institutions both in attracting deposits and in making new loans. Technology has lowered barriers to entry into the market and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures, such as credit unions that are not subject to federal income tax. Due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

Our ability to compete successfully depends on a number of factors, including, among other things

•	the ability to develop, maintain and build long-term customer relationships based on top quality service, high ethical standards and safe, sound assets;

•	the ability to expand our market position;

•	the ability to keep up-to-date with technological advancements in both delivering new products and maintaining existing products, while continuing to control operating costs;

•	the scope, relevance and pricing of products and services offered to meet customer needs and demands;

•	the rate at which we introduce new products and services relative to our competitors;

•	customer satisfaction with our level of service; and

•	industry and general economic trends.

Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability and have a material adverse effect on our financial condition and results of operations.

If we lose members of our senior management team upon whom we are dependent, we may be less effective in managing our operations and may have more difficulty achieving our strategic objectives.

We believe our success depends on the continued service of our key executives. Although we currently intend to retain our existing management, we cannot provide assurances that these individuals, none of whom are party to employment agreements with us, will remain with us. The unexpected loss of the services of one or more of our key executives or our inability to find suitable replacements within a reasonable period of time following any such loss, could have a material adverse effect on our ability to execute our business strategy and, therefore, have a material adverse effect on our financial condition and results of operations.

Legislative or regulatory changes or actions, or significant litigation, could adversely impact us or the businesses in which we are engaged.

The financial services industry is extensively regulated. We and the Bank are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of our operations. Laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance fund, and not to benefit our shareholders. The impact of any changes to laws and regulations or other actions by regulatory agencies may negatively impact us or our ability to increase the value of our business. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Future regulatory changes or accounting pronouncements may increase our regulatory capital requirements or adversely affect our regulatory capital levels. Additionally, actions by regulatory agencies or significant litigation against us could require us or the Bank to devote significant time and resources to defending our business and may lead to penalties that materially affect us and our shareholders.

We face increased regulatory capital requirements in the future under Basel III.

On July 2, 2013, the Board of Governors of the Federal Reserve Board (“Reserve Board”) approved the final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (commonly known as Basel III). Under the final rules, minimum requirements will increase for both the quantity and quality of capital held by us. The rules include a new common equity Tier 1 capital to risk-weighted assets ratio of 4.5% and a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets. The final rules also raise the minimum ratio of Tier 1 capital to risk-weighted assets from 4.0% to 6.0% and require a minimum leverage ratio of 4.0%. On July 9, 2013, the FDIC also approved, as an interim final rule, the regulatory capital requirements for U.S. banks, following the actions of the Reserve Board. The FDIC’s rule is identical in substance to the final rules issued by the Reserve Board.

The phase-in period for the final rules will begin for us and the Bank on January 1, 2015, with full compliance with all of the final rule’s requirements phased in over a multi-year schedule. While management is currently evaluating the provisions of the final rules and their expected impact on us and the Bank, and management anticipates that the capital ratios for us and the Bank under Basel III will continue to exceed the well capitalized minimum capital requirements, there can be no assurance that such will be the case. If we are unable to meet or exceed the applicable minimum capital requirements, we may become subject to supervisory actions ranging in severity from losing our financial holding company status, to being precluded from making acquisitions, engaging in new activities or becoming subject to informal or formal regulatory enforcement actions.

If we cannot raise additional capital when needed, our ability to further expand our operations through organic growth and acquisitions could be materially impaired.

We are required by federal and state regulatory authorities to maintain specified levels of capital to support our operations. We may need to raise additional capital to support our continued growth or in response to regulatory requirements. Our ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. We cannot assure that we will be able to raise additional capital in the future on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through organic growth and acquisitions could be materially limited.

The Dodd-Frank Act may have a significant impact on us and results of our operations.

The Dodd-Frank Act, enacted in July 2010, represents a comprehensive overhaul of the financial services industry within the United States, established the new federal Consumer Financial Protection Bureau (“CFPB”), and requires the CFPB and other federal agencies to implement many new and significant rules and regulations. The CFPB has issued significant new regulations that impact consumer mortgage lending and servicing. Those regulations became effective in January 2014. In addition, the CFPB has issued regulations that will change the disclosure requirements and forms used under the Truth in Lending Act and the Real Estate Settlement Procedures Act. Compliance with these new laws and regulations and other regulations under consideration by the CFPB will likely result in additional costs and could change the products and/or services that are currently being offered, which could be significant and could adversely impact our results of operations, financial condition or liquidity.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral that we hold cannot be realized or is liquidated at prices insufficient to recover the full amount of the loan. We can give no assurance that any such losses would not materially and adversely affect our business, financial condition or results of operations.

Our controls and procedures may fail or be circumvented.

Management regularly reviews and updates our internal controls and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. A significant failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

Unauthorized disclosure of sensitive or confidential client or customer information, whether through a breach of computer systems or otherwise, could severely harm our business.

As part of our business, we collect, process and retain sensitive and confidential client and customer information on our own behalf and for other third parties. Despite the security measures we have in place for our facilities and systems, and the security measures of our third party service providers, we may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human errors or other similar events. Any security breach involving the misappropriation, loss or other unauthorized disclosure of confidential customer information, whether by us or by our vendors, could severely damage our reputation, expose us to the risks of litigation and liability, disrupt our operations and have a material adverse effect on our business.

Our information systems may experience an interruption or breach in security.

We rely heavily on communications and information systems to conduct our business and deliver our products. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches of our information systems or our customers’ information or computer systems would not damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact our business.

Severe weather, natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on our ability to conduct business. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. Although management has established disaster recovery policies and procedures, the occurrence of any such event in the future could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Pending Merger with Northwestern

Completion of the Northwestern merger is dependent on the receipt of regulatory approvals that may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the Northwestern merger may be completed, various approvals must be obtained from the Federal Reserve Bank of Chicago and the Michigan Department of Insurance and Financial Services. We may be unable to obtain the necessary approvals within the time period we currently anticipate, or at all. In connection with obtaining approvals, the regulators may impose conditions on the completion of the merger. Such conditions or changes could have the effect of delaying completion of the transactions contemplated in the Merger Agreement or imposing additional costs on us, any of which might have a material adverse effect on us following the merger. In addition, such conditions may not be acceptable to us and could cause us to determine not to proceed with the merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of such, or whether any unanticipated conditions will be imposed.

Prior to February 2014, Northwestern Bank operated under a Consent Order entered into with federal and state banking regulators that imposed certain requirements and restrictions on Northwestern Bank. Notwithstanding the termination of the Consent Order, if we are not able to merge Northwestern Bank into Chemical Bank immediately following the Northwestern merger because we are unable to convert Northwestern Bank’s operating and management information systems and procedures at that time, we may operate Northwestern Bank as a separate bank for a period of time. If we operate Northwestern Bank as a separate bank for a period of time, we may be required to provide additional capital to Northwestern Bank in an amount sufficient to achieve and maintain a Tier 1 capital ratio of 8.5% to total assets. In addition, during the time that Northwestern Bank operates separately, it may be restricted in its ability to pay dividends to the Company without the prior consent of its banking regulators. If we are required to recapitalize Northwestern Bank, we intend to use our cash, which might include a portion of the net proceeds of this offering, to fund the recapitalization, which will reduce the amount of cash that we have available to fund organic loan growth and long-term strategic opportunities until we complete the merger of Northwestern Bank into Chemical Bank.

The Merger Agreement may be terminated in accordance with its terms and the Northwestern merger may not be completed.

The Merger Agreement is subject to a number of conditions that must be satisfied or waived to complete the Northwestern merger, including receipt of required regulatory approvals, which are still pending. In addition, the conditions to closing also include other customary conditions, such as the continued accuracy of certain representations and warranties by both parties and the performance by both parties of certain covenants and agreements. There can be no assurance that the conditions to closing the merger will be fulfilled or that the merger will be completed.

We may fail to realize the anticipated benefits of the Northwestern merger.

The success of the Northwestern merger will depend on, among other things, our ability to realize anticipated cost savings and revenue enhancements and to combine the businesses of Chemical Bank and Northwestern Bank in a manner that permits growth opportunities and does not materially disrupt existing customer relationships. In particular, the anticipated benefits are subject to the following risks:

•	The merger and integration may be more expensive to complete than we currently anticipate, which could adversely impact the capital levels of the combined company.

•	The anticipated benefits of the merger, including anticipated cost savings, revenue enhancements and strategic gains, may be significantly more difficult to accomplish or take longer to achieve than expected, or may not be achieved in their entirety or at all as a result of unexpected factors or events.

•	The integration of Northwestern Bank’s business and operations into Chemical Bank, which will include the conversion of Northwestern’s operating and management information systems and procedures, may take longer than anticipated or be more costly than anticipated or may have an unanticipated adverse impact on Northwestern’s or our existing businesses.

•	Our ability to achieve anticipated results from the merger is dependent on the state of the economic environment generally and in our markets going forward.

•	Northwestern’s financial condition and asset quality may deteriorate prior to completion of the merger.

•	We may incur more credit losses from Northwestern’s loan portfolio than expected, and we may not be able to retain Northwestern’s loan, deposit and trust relationships over time.

•	We may experience more deposit account attrition than we projected.

•	We may become responsible for Northwestern’s known and unknown pre-closing liabilities, which could negatively impact our financial position and results of operations following the merger.

•	Employees of Northwestern whom we wish to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process.

If any of these risks occur, we may not be able to realize the anticipated benefits of the merger, or they may take longer to realize than expected. Northwestern and the Company will continue to operate independently until the completion of the merger.

We may be required to divest certain Northwestern Bank branches following the Northwestern merger to address competitive concerns.

The Federal Reserve may challenge the Northwestern merger on competitive grounds, and may require Northwestern Bank to divest certain of its branches in order to complete the merger. The divestitures that the Federal Reserve may require might result in a delay of the merger or may diminish the anticipated benefits of the merger.

We may incur indebtedness under a new senior debt facility with a correspondent lender to fund a portion of the Merger Consideration in the Northwestern merger, which may restrict our business.

In connection with the Northwestern merger, we may enter into a new senior debt facility with a correspondent lender. The agreement governing a new senior debt facility may contain various covenants. These covenants may require us to maintain specified financial ratios and may restrict our ability to, among other things, incur additional indebtedness, engage in consolidations or mergers, sell our assets, make investments, incur liens, make capital expenditures or pay dividends, distributions or other restricted payments. Any new senior debt facility will require that a portion of our cash flows from operations be dedicated to the payment of principal and interest, which will divert those funds from being available for other purposes, including our operations, future business opportunities, acquisitions and capital expenditures.

Risks Related to Our Common Stock and this Offering

Our stock price can be volatile, which may make it more difficult to resell our common stock at a desired time and price.

The market price of our common stock may fluctuate significantly in response to a number of factors, including, among other things:

•	variations in quarterly or annual results of operations;

•	changes in dividends paid per share;

•	deterioration in asset quality, including declining real estate values;

•	changes in interest rates;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by, or involving, us or our competitors;

•	failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	regulatory actions, including changes to regulatory capital levels, the components of regulatory capital and how regulatory capital is calculated;

•	new regulations that limit or significantly change our ability to continue to offer existing banking products;

•	volatility of stock market prices and volumes;

•	issuance of additional shares of our common stock or other debt or equity securities;

•	changes in market valuations of similar companies;

•	uncertainties and fluctuations in the financial markets;

•	changes in securities analysts’ estimates of financial performance or recommendations;

•	new litigation or contingencies or changes in existing litigation or contingencies;

•	new technology used, or services offered, by competitors;

•	breaches in our information security systems and/or those of our customers and competitors;

•	changes in accounting policies or procedures required by standard setting or other regulatory agencies;

•	new developments in the financial services industry;

•	news reports relating to trends, concerns and other issues in the financial services industry;

•	perceptions in the marketplace regarding the financial services industry, us and/or our competitors;

•	rumors or erroneous information with respect to us or the market;

•	geopolitical conditions such as acts or threats of terrorism or military conflicts; and

•	disruptions in the credit and financial markets, either nationally or globally, including the impact of a downgrade of U.S. government obligations by one of the credit agencies and the adverse effects of the ongoing sovereign debt crisis in Europe.

Stock price volatility may make it more difficult for a shareholder to resell our common stock when a shareholder wants to and at prices a shareholder finds attractive or at all.

Our common stock trading volume may not provide adequate liquidity for investors.

Although our common stock is listed for trading on NASDAQ, our common stock has less liquidity than larger financial institutions. A public trading market having the desired characteristics of depth, liquidity or orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This marketplace depends on the individual decisions of investors and general economic and market conditions over which we have no control. Our relatively lower trading volume may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our common stock. For these reasons, our common stock should not be viewed as a short-term investment.

Issuing additional shares of our common stock to acquire other banks, bank holding companies, financial holding companies and/or insurance agencies may result in dilution for existing shareholders and may adversely affect the market price of our stock.

In connection with our growth strategy, we may issue in the future shares of our common stock to acquire additional banks, bank holding companies, financial holding companies, or other businesses related to the financial services industry that may complement our organizational structure. Resales of substantial amounts of common stock in the public market and the potential of such sales could adversely affect the prevailing market price of our common stock and impair our ability to raise additional capital through the sale of equity securities. We may be required to pay an acquisition premium above the fair market value of acquired assets for the acquisition of banks, bank holding companies, financial holding companies or other businesses related to the financial services industry. Paying this acquisition premium, in addition to the dilutive effect of issuing additional shares, may also adversely affect the prevailing market price of our common stock.

Our ability to declare and pay dividends is limited.

There can be no assurance of whether or when we may pay dividends in the future. Future dividends, if any, will be declared and paid at the discretion of our board of directors and will depend on a number of factors. Historically, the principal source of funds used by us to pay cash dividends has been dividends received from the Bank. Although the Bank’s asset quality, earnings performance, liquidity and capital requirements will be taken into account before we declare or pay any future dividends, our board of directors will also consider our liquidity and capital requirements and our board of directors could determine to declare and pay dividends without relying on dividend payments from the Bank.

Federal and state banking laws and regulations and state corporate laws restrict the amount of dividends we or the Bank may declare and pay. The payment of dividends by us and the Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending upon the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The FDIC has issued a policy statement providing that insured banks should generally only pay dividends out of current operating earnings. In addition to the formal statutes and regulations, regulatory authorities consider the adequacy of the Bank’s total capital in relation to its assets, deposits and other such items. Capital adequacy considerations could further limit the availability of dividends to the Bank.

We rely on dividends from the Bank for most of our revenue.

We are a separate and distinct legal entity from the Bank. We receive substantially all of our revenue from dividends from the Bank. These dividends are the principal source of funds to pay cash dividends on our common stock. Various federal and/or state laws and regulations limit the amount of dividends that the Bank may pay to us. In the event the Bank is unable to pay dividends to us, we may not be able to pay cash dividends on our common stock. The earnings of the Bank have been the principal source of funds to pay cash dividends to shareholders. Over the long-term, cash dividends to shareholders are dependent upon earnings, as well as capital requirements, regulatory restraints and other factors affecting the Bank.

The market price of our common stock may decline after this offering.

We are currently offering for sale              shares of our common stock (              shares of common stock if the underwriters exercise their over-allotment option in full). The possibility that substantial amounts of shares of our common stock may be sold in the public market may cause prevailing market prices for our common stock to decrease. Additionally, because stock prices generally fluctuate over time, purchasers of common stock in the offering may not be able to sell shares after the offering at a price equal to or greater than the actual purchase price. Broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low. Purchasers should consider these factors in determining whether to purchase shares of common stock and the timing of any sale of shares of common stock.

Securities that we issue, including our common stock, are not FDIC insured.

Securities that we issue, including our common stock, are not savings or deposit accounts or other obligations of any bank and are not insured by the FDIC or any other governmental agency or instrumentality or any private insurer and are subject to investment risk, including the possible loss of your investment.

We may issue debt and equity securities that are senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may increase our capital resources by entering into debt or debt-like financing or issuing debt or equity securities, which could include issuances of senior notes, subordinated notes, preferred stock or common stock. In the event of our liquidation, any lenders and holders of such debt securities and preferred stock would receive a distribution of our available assets before distributions to the holders of our common stock. Our decision to incur debt and issue securities in future offerings may depend on market conditions and other factors beyond our control. We cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Future offerings could reduce the value of shares of our common stock and dilute a shareholder’s interest in us.

Anti-takeover provisions could negatively impact our shareholders.

The laws of Michigan include provisions which are designed to provide our board of directors with time to consider whether a hostile takeover offer is in the best interests of us and our shareholders. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control. The provisions also could diminish the opportunities for a holder of our common stock to participate in tender offers, including tender offers at a price above the then-current price for our common stock. These provisions could also prevent transactions in which our shareholders might otherwise receive a premium for their shares over then-current market prices, and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interests.

We will retain broad discretion in using the net proceeds from this offering, and might not use the proceeds effectively.

We intend to use the net proceeds of this offering for general corporate purposes, which may include partial funding of the Merger Consideration in the Northwestern merger, funding the recapitalization of Northwestern Bank if we operate it as a separate bank for a period of time following the Northwestern merger and funding organic loan growth and long-term strategic opportunities that may arise in the future. However, we have not designated the amount of net proceeds we will use for any particular purpose and our management will retain broad discretion to allocate the net proceeds of this offering. The net proceeds may be applied in ways with which some investors in this offering may not agree. Moreover, our management may use the proceeds for corporate purposes that may not increase our market value or make us more profitable. In addition, it may take us some time to effectively deploy the proceeds from this offering. Until the proceeds are effectively deployed, our return on equity and earnings per share may be negatively impacted.

If, as a result of this offering or otherwise, an entity holds as little as a 5% interest in our outstanding securities, that entity could, under certain circumstances, be subject to regulation as a “bank holding company.”

Any entity, including a “group” composed of natural persons, owning or controlling with the power to vote 25% or more of our outstanding securities, or 5% or more if the holder otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Reserve Board under the BHC Act to acquire or retain 5% or more of our outstanding securities. Regulation as a bank holding company could require the holder to divest all or a portion of the holder’s investment in our securities or those nonbanking investments that may be deemed impermissible or incompatible with bank holding company status, such as a material investment in a company unrelated to banking.

Any person not defined as a company by the BHC Act may be required to obtain the approval of the Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of our outstanding securities.

Any person not otherwise defined as a company by the BHC Act and its implementing regulations may be required to obtain the approval of the Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of our outstanding securities. Applying to obtain this approval could result in a person incurring substantial costs and time delays. There can be no assurance that regulatory approval will be obtained.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS PAID

Our common stock trades on NASDAQ under the symbol “CHFC.” The following table sets forth the high and low closing sale prices for our common stock, as reported by NASDAQ, and cash dividends paid, for the calendar quarter indicated.

Calendar Period	High	Low	Cash Dividends Paid
Quarter ended March 31, 2014	$33.26	$27.86	$0.23
Quarter ended December 31, 2013	32.64	26.85	0.23
Quarter ended September 30, 2013	31.53	26.20	0.22
Quarter ended June 30, 2013	26.82	23.18	0.21
Quarter ended March 31, 2013	26.66	22.80	0.21
Quarter ended December 31, 2012	25.00	20.60	0.21
Quarter ended September 30, 2012	24.96	20.82	0.21
Quarter ended June 30, 2012	23.77	19.25	0.20
Quarter ended March 31, 2012	24.32	21.04	0.20

As of June 6, 2014, our most recent cash dividend record date, there were 4,901 shareholders of record of our common stock.

Additional information about restrictions applicable to our ability to pay cash dividends may be found in Part II, Item 5 of our Annual Report on Form 10-K for the year ended December  31, 2013, which is incorporated by reference herein.

USE OF PROCEEDS

Assuming an offering size of $70.0 million, we anticipate receiving approximately $66.2 million (or approximately $76.2 million if the underwriters exercise their over-allotment option in full) in net proceeds from the sale of our common stock in this offering after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, which may include funding a portion of the Merger Consideration in the Northwestern merger, funding the recapitalization of Northwestern Bank if we operate it as a separate bank for a period of time following the Northwestern merger and funding organic loan growth and long-term strategic opportunities which may arise in the future. At this time, we have not identified a specific use for the net proceeds. As a result, we will retain broad discretion over the use of the net proceeds from this offering.

CAPITALIZATION

The table below sets forth our consolidated capitalization as of March 31, 2014 on an actual basis and as adjusted to give effect to the issuance and sale of $70.0 million of our common stock offered in this offering at an assumed purchase price per share of $29.67 (the last reported sale price of our common stock on June 17, 2014), and the receipt of the net proceeds therefrom after deducting the underwriting discount and our estimated offering expenses, and assuming the underwriters’ over-allotment option is not exercised.

The information presented below is only a summary and should be read together with the financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2014
	Actual	As Adjusted
($ in thousands, except per share data)
Cash and cash equivalents	$382,385	$448,585

SHAREHOLDERS’ EQUITY:
Common stock, $1.00 par value per share; authorized 45,000,000 shares actual and as adjusted; issued and outstanding 29,865,841 shares actual; 32,225,126 shares as adjusted	$29,866	$32,225
Additional paid-in capital	489,045	552,886
Accumulated other comprehensive loss, net of tax	(19,301)	(19,301)
Retained earnings	205,985	205,985

Total shareholders’ equity	$705,595	$771,795

Total capitalization	$705,595	$771,795

CAPITAL RATIOS:
Total risk-based capital ratio	13.8%	15.2%
Tier 1 risk-based capital ratio	12.6%	13.9%
Leverage capital ratio	9.9%	10.8%
Tangible common equity to tangible assets ratio	9.3%	10.3%

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement with Keefe, Bruyette & Woods, as the representative of the underwriters named below, each underwriter named below has severally agreed to purchase from us the respective number of shares of our common stock set forth opposite its name in the following table:

Name	Number of Shares
Keefe, Bruyette & Woods, Inc.
Sandler O’Neill & Partners, L.P.

Total

The underwriting agreement provides that the underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares of our common stock, but is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters’ several obligations to purchase our common stock depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents and legal opinions to the underwriters.

Subject to these conditions, the underwriters are committed to purchase and pay for all shares of common stock offered by this prospectus supplement, if any such shares of our common stock are purchased. The underwriters are not, however, obligated to purchase or pay for the shares of our common stock covered by the underwriters’ over-allotment option described below, unless and until they exercise this option.

The common stock is being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

Offering Price

We have been advised that the underwriters propose to offer our common stock to the public at the offering price set forth on the cover of this prospectus supplement and to certain selected dealers at this price, less a concession not in excess of $         per share. The underwriters may allow, and any selected dealers may reallow, a concession not to exceed $         per share to certain brokers and dealers. After our common stock is released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriters.

Electronic Prospectus Delivery

A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters or any selling group member. In connection with this offering, certain of the underwriters, selling group members or securities dealers may distribute prospectuses electronically. The representative may agree to allocate a number of shares of our common stock to underwriters or selling group members for sale to their online brokerage account holders. The representative will allocate shares of our common stock to underwriters or selling group members that may make Internet distributions on the same basis as other allocations. Other than this prospectus supplement in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter, selling group member or syndicate member is not part of this prospectus supplement.

Over-Allotment Option

We have granted to the underwriters a 30-day over-allotment option, from the date of the pricing of this offering, to purchase up to an aggregate of              shares of our common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement.

Underwriting Discount and Offering Expenses

The table below shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown reflecting no exercise and full exercise of the underwriters’ over-allotment option.

	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that our share of the total offering expenses, excluding the underwriting discount, will be approximately $300,000.

Indemnification and Contribution

We have agreed to indemnify the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Lock-Up Agreements

We, our directors and certain of our officers have agreed that for a period of 90 days from the date of this prospectus supplement, neither we nor any of our executive officers or directors will, without the prior written consent of Keefe, Bruyette & Woods, as the representative of the underwriters, sell, offer to sell or otherwise dispose of or hedge any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. The Company’s lock-up agreement contains an exception for an offer, sale or issuance in connection with an acquisition by or merger involving the Company; provided that such offer, sale or issuance will not be greater than 15% of our common stock outstanding on the date of such offer, sale or issuance. The lock-up agreements of our directors and certain of our officers contain exceptions, including for certain gifts, estate planning transactions, lending transactions, and exercises of currently outstanding stock options. Keefe, Bruyette & Woods, in its sole discretion, may release the securities subject to these lock-up agreements at any time without notice.

Price Stabilization and Short Positions

In connection with this offering, the underwriters and selling group members may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters or selling group members of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters and selling group members will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The underwriters and selling group members must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters or selling group members are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the underwriters or selling group members may discontinue them at any time. The underwriters and selling group members may carry out these transactions on NASDAQ, in the over-the-counter market or otherwise.

Passive Market Marketing

In connection with this offering, the underwriters, selling group members and selected dealers may engage in passive market making transactions in our common stock on NASDAQ in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters, selling group members and selected dealers are not required to engage in a passive market making and may end passive market making activities at any time.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation and brokerage activities. From time to time, the underwriters and/or their respective affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking loan referrals and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees and expense reimbursement. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Keefe, Bruyette & Woods, Inc. is serving as our financial advisor in connection with our pending merger with Northwestern for which it will be paid a customary fee. In addition, Sandler O’Neill & Partners, L.P. is serving as financial advisor to Northwestern in connection with our pending merger with Northwestern for which it will be paid a customary fee.

Other Considerations

It is expected that delivery of the common stock will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement. Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock offered hereby which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive) subject to obtaining the prior consent of Keefe, Bruyette & Woods, Inc. for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares of common stock offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock offered hereby in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The legality of the issuance of the common stock offered by this prospectus supplement will be passed upon for us by Warner Norcross & Judd LLP, Grand Rapids, Michigan. Certain legal matters will be passed upon for the underwriters by Kirkland & Ellis LLP, Chicago, Illinois. Certain legal matters under Michigan law will be passed upon for the underwriters by Howard & Howard Attorneys PLLC, Royal Oak, Michigan.

EXPERTS

The consolidated financial statements of Chemical Financial Corporation and subsidiaries as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, appearing in Chemical Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports have been incorporated by reference herein and in the registration statement by inclusion of such reports in our Annual Report on Form 10-K for the year ended December 31, 2013, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Purchase Contracts

Units

We may offer and sell, at any time and from time to time, through one or more underwriters, dealers or agents, or directly to purchasers, the securities described in this prospectus, together or separately, in one or more offerings, and in amounts, at prices and on terms to be determined at or before the time of offering.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a prospectus supplement. You should carefully read this prospectus, any prospectus supplement, and any information incorporated by reference in this prospectus or any prospectus supplement before you invest.

Our common stock is listed on the NASDAQ Stock Market under the symbol “CHFC” and is one of the issues comprising the NASDAQ Global Select Market. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. Please see the section entitled “Risk Factors” on page 3 of this prospectus and, if applicable, any risk factors that are described in any accompanying prospectus supplement or in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank, thrift or other depository institution and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Our principal executive office is located at 235 E. Main Street, Midland, Michigan 48640. Our telephone number is (989) 839-5350.

The date of this prospectus is June 12, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) using a “shelf” registration process. Under this shelf registration process we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer our securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Each prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.” General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.chemicalbankmi.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized any other person to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.

Throughout this prospectus, unless otherwise indicated or the context otherwise requires, all references to “Chemical,” “Company,” “Registrant,” “we,” “our,” “ours” and “us” refer to Chemical Financial Corporation and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical Financial Corporation. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “judgment,” “opinion,” “plans,” “predicts,” “probable,” “projects,” “should,” “trend,” “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to future levels of loan charge-offs, future levels of provisions for loan losses, real estate valuation, future levels of nonperforming assets, the rate of asset dispositions, future capital levels, future changes in regulatory requirements, future dividends, future growth and funding sources, future liquidity levels, future profitability levels, future deposit insurance premiums, the effects on earnings of future changes in interest rates, the future level of other revenue sources, future economic trends and conditions, future initiatives to expand the Company’s market share, expected performance and cash flows from acquired loans, future effects of new or changed accounting standards, future opportunities for acquisitions, opportunities to increase top line revenues, Chemical Financial Corporation’s ability to grow its core franchise, future cost savings and the Company’s ability to maintain adequate liquidity and capital based on the requirements adopted by the Basel Committee on Banking Supervision and U.S. regulators. All statements referencing future time periods are forward-looking.

Management’s determination of the provision and allowance for loan losses; the carrying value of acquired loans, goodwill and mortgage servicing rights; the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment); and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. All of the information concerning interest rate sensitivity is forward-looking. The future effect of changes in the financial and credit markets and the national and regional economies on the banking industry, generally, and on Chemical Financial Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical Financial Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, the risk factors described under “Risk Factors” beginning on page 3 of this prospectus. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

CHEMICAL FINANCIAL CORPORATION

Chemical Financial Corporation is a financial holding company registered under the Bank Holding Company Act of 1956 and incorporated in the State of Michigan. Our business is concentrated in a single industry segment – commercial banking. We operate through a single subsidiary bank, Chemical Bank, with 157 banking offices spread over 38 counties in the lower peninsula of Michigan. Chemical Bank offers a full range of traditional banking and fiduciary products and services. These include business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit box services, money transfer services, automated teller machines, access to insurance and investment products, corporate and personal wealth management services and other banking services. The principal markets for our products and services are the communities in Michigan where Chemical Bank’s offices are located and the areas surrounding these communities. At March 31, 2014, we had total assets of $6.34 billion.

Our principal executive office is located at 235 E. Main Street, Midland, Michigan 48640. Our telephone number is (989) 839-5350.

Additional information about us, including our audited financial statements and a description of our business, is contained in the documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors described in our periodic reports filed with the SEC (including our Annual Report on Form 10-K for our most recent fiscal year and our Quarterly Reports on Form 10-Q, as applicable), in any prospectus supplement relating to a specific offering of securities and in any other documents we file with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or any prospectus supplement. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for the periods presented:

	Three Months Ended March 31, 2014	Years Ended December 31,
		2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges (1):
Excluding Interest on Deposits	102.09	104.45	43.02	26.80	9.59	3.00
Including Interest on Deposits	6.00	5.59	4.06	2.90	1.79	1.26

(1)	For purposes of computing the ratios, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on borrowings and long-term debt, including/excluding interest on deposits, and one-third of rental expense, which the Company considers representative of the interest factor.

We did not have any preferred stock outstanding and we did not pay or accrue any preferred stock dividends during the periods presented above. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are not separately stated from the ratios of earnings to fixed charges for the periods listed above.

USE OF PROCEEDS

Unless otherwise set forth in an applicable prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include, among other things, acquisitions, repayment or refinancing of debt or other corporate obligations, capital expenditures, working capital and repurchases and redemption of securities. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purposes.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts and units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The applicable prospectus supplement or other offering materials will describe the specific terms of the securities offered through that prospectus supplement or other offering materials as well as any general terms described in this prospectus that will not apply to those securities. To the extent the applicable prospectus supplement or other offering materials relating to an offering of securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus.

As used in this “Description of Securities,” the terms “Chemical,” “Company,” “Registrant,” “we,” “our,” “ours” and “us” refer to Chemical Financial Corporation, and do not, unless otherwise specified, include our subsidiaries.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms and provisions relating to our capital stock. Because it is a summary, the following description is not complete and is subject to and qualified in its entirety by reference to our restated articles of incorporation (“articles”) and bylaws, and the provisions of the Michigan Business Corporation Act (“MBCA”), which define the rights of our shareholders. Our articles and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Authorized Capital

Our authorized capital stock consists of (i) 45,000,000 shares of common stock, par value $1.00 per share; and (ii) 200,000 shares of preferred stock, no par value. As of March 31, 2014, there were 29,865,841 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Each share of common stock entitles the holder thereof to one vote for each share held by it of record on each matter submitted to a vote. Other than the election of directors, if an action is to be taken by vote of the shareholders, it will be authorized by a majority of the votes cast by the holders of shares entitled to vote on the action, unless a greater vote is required in our articles or by the MBCA. Directors are elected by a plurality of the votes cast at an election. We elect all directors annually and do not have a classified board of directors.

Subject to any superior rights of any holders of preferred shares, each outstanding common share will be entitled to such dividends as may be declared from time to time by our board of directors out of funds legally available for them. Holders of our common stock have no conversion, preemptive or other rights to subscribe for any securities of ours, and there are no redemption or sinking fund provisions with respect to such shares. In the event of any liquidation, dissolution or winding up of our affairs and after satisfaction of the preferential requirements of any preferred shares, if any, holders of common stock will be entitled to share ratably in the distribution of the remaining assets of the Company available for distribution. The rights, preferences and privileges of holders of common stock are subject to applicable law and the rights of the holders of any shares of preferred stock and any additional classes of stock that we may issue in the future.

Preferred Stock

Our board of directors is authorized, in two limited circumstances, to issue up to 200,000 shares of preferred stock without further shareholder approval. The only circumstances under which the board of directors is permitted to issue shares of preferred stock are (i) in connection with the acquisition of an entity that has participated in a government sponsored program; or (ii) in connection with participation by us in a government sponsored program established in the future. The board of directors would be able to determine the designations and relative voting, distribution, dividend, liquidation and other rights, preferences and limitations of the preferred stock, including, among other things: (a) the designation of each class or series and the number of shares in the class or series; (b) the dividend rights, if any, of the class or series; (c) the voting rights, if any (in addition to any prescribed by law), of the holders of shares of the class or series; (d) the rights, if any, to convert or exchange the shares into or for other securities; (e) the conditions or restrictions, if any, on our actions affecting the rights of the shares; (f) the redemption provisions, if any, of the shares; (g) the preference, if any, to which any class or series would be entitled in the event of the liquidation or distribution of our assets; and (h) the provisions of a sinking fund, if any, provided for the redemption of the preferred stock.

Our board of directors may desire to issue additional shares of preferred stock in addition to the limited class of preferred stock described above. In order to authorize the issuance of such additional shares of preferred stock, an amendment to our articles would need to be approved by our shareholders as required by applicable law. Our board of directors may propose to amend our articles to authorize the issuance of undesignated preferred stock, commonly known as “blank-check preferred stock.” If our shareholders approve an amendment to our articles to permit the issuance of blank-check preferred stock, such stock could then be issued without further shareholder approval. The board of directors would then be able to issue one or more series of preferred stock and determine the designations and relative voting, distribution, dividend, liquidation and other rights, preferences and limitations of such preferred stock in the same manner as previously described for our limited class of preferred stock.

The issuance of preferred stock could have the effect of decreasing the market price of our common stock and could adversely affect the voting and other rights of the holders of our common stock.

Certain Provisions of our Organizational Documents and Applicable Law

Certain provisions of our articles and bylaws and Michigan and federal law may have an effect of delaying, deferring or preventing a change in control of Chemical. These provisions may have the effect of discouraging a future transaction that individual shareholders may believe is in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, if you want to participate in such a transaction, you may not have an opportunity to do so.

Limitation of Liability

Our articles provide that a director will not be liable to us or our shareholders for monetary damages for a breach of a director’s fiduciary duty, except for liability:

•	for a breach of the director’s duty of loyalty to us or our shareholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for a violation of Section 551(1) of the MBCA; or

•	for a transaction from which the director derived an improper personal benefit.

Indemnification

Our articles require that we provide indemnification to each of our current and former directors, officers, employees and agents, and each person who is or has served as a director, officer, employee, partner or agent of another corporation, partnership, joint venture, trust or other enterprise at our request to the fullest extent permitted by the MBCA.

Shareholder Proposals and Nominations of Directors

Shareholder proposals and shareholder nominations of directors must be submitted by a shareholder of record who must give timely, written notice of the proposal or nomination to the Company. The notice must include certain information. The timing and content requirements of the required notice for shareholder proposals are detailed in Section 4.11(b) of our bylaws. The timing and content requirements of the required notice for shareholder nominations of directors are detailed in Section 5.03(c) of our bylaws. A failure to comply with the timing and content requirements of the required notice will result in a shareholder’s proposal or nomination for director not being considered at the relevant meeting of shareholders.

Authorized But Unissued Shares

The authorized but unissued shares of our common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including but not limited to future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult, or discourage, an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Michigan Law

We are subject to the provisions of Chapter 7A of the MBCA. Chapter 7A contains provisions that generally require that business combinations between a corporation that is subject to Chapter 7A and a beneficial owner of 10% or more of the voting power of the corporation be approved by a very high percentage of the shareholders. The vote required is the affirmative vote of at least 90% of the votes of each class of stock entitled to be cast and not less than two-thirds of the votes of each class of stock entitled to be cast other than the 10% beneficial owner who is a party to the business combination. The high vote requirements will not apply if (i) our board of directors approves the transaction prior to the time the 10% beneficial owner becomes such or (ii) the transaction satisfies the specified fairness standards, various other conditions are met and the 10% beneficial owner has been such for at least five years.

Federal Law

The Bank Holding Company Act of 1956, as amended (the “BHCA”), requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Board of Governors of the Federal Reserve (“Federal Reserve Board”) before acquiring 5% or more of our common stock. Any entity that is a holder of 25% or more of our common stock, or a holder of 5% or more of our common stock if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the BHCA. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our common stock under the Change in Bank Control Act of 1978, as amended.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CHFC.”

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may offer senior debt securities or subordinated debt securities. The senior debt securities will be issued under an indenture, as amended or supplemented from time to time, dated as of a date prior to such issuance, between us and a trustee. We refer to any such indenture throughout this prospectus as the “senior indenture.” Any subordinated debt securities will be issued under a separate indenture, as amended or supplemented from time to time, dated as of a date prior to such issuance, between us and the trustee. We refer to any such indenture throughout this prospectus as the “subordinated indenture” and to a trustee under any senior or subordinated indenture as the “trustee.” The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939. We included copies of forms of the indentures as exhibits to our registration statement, of which this prospectus is a part. The following summarizes the material provisions of the indentures, but may not contain all of the information that is important to you. You should read the summary below, the applicable prospectus supplement and/or other offering materials and the provisions of the indenture, the applicable indenture supplement, if any, and any related security documents in their entirety before investing in our debt securities. Except as otherwise indicated, the terms of the forms of indentures are identical. As used under this caption, the term “debt securities” includes the debt securities being offered by this prospectus and all other debt securities we issue under the indentures.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities offered in this prospectus, to participate in the assets of any subsidiary during its liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, unless we are ourselves a creditor with recognized claims against the subsidiary. Any capital loans that we make to any of our bank subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of the subsidiary. Claims from creditors of the subsidiaries (other than us) may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings.

General

The indentures:

•	do not limit the amount of debt securities that we may issue;

•	allow us to issue debt securities in one or more series;

•	do not require us to issue all of the debt securities of a series at the same time;

•	allow us to reopen a series to issue additional debt securities without the consent of the debt securityholders of such series; and

•	provide that the debt securities will be unsecured.

Unless we give you different information in the prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Description of Debt Securities – Subordination” and in the applicable prospectus supplement.

Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustees with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

The prospectus supplement for each offering will provide the following terms, where applicable:

•	the title of the debt securities and whether they are senior or subordinated;

•	the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

•	the price at which the debt securities will be issued, expressed as a percentage of the principal;

•	the portion of the principal payable upon declaration of acceleration of the maturity, if other than the principal amount;

•	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

•	the fixed or variable interest rate or rates at which the debt securities will bear interest, if any, or the method by which the interest rate or rates is determined;

•	the date or dates, or the method for determining the date or dates, from which interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for interest payment dates, or the method by which we will determine those dates;

•	the persons to whom interest will be payable;

•	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

•	the place or places where the principal of, and any premium (or make-whole amount) and interest on, the debt securities will be payable;

•	where the debt securities may be surrendered for registration of transfer or exchange;

•	where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

•	the times, prices and other terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or purchase the debt securities as a result of such an obligation;

•	the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

•	if other than denominations of $1,000 or an even multiple of $1,000, the denominations in which the debt securities will be issued;

•	whether the principal of, and any premium (or make-whole amount) or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

•	whether the amount of payments of principal of, and any premium (or make-whole amount) or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

•	if less than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon a declaration of the acceleration of the maturity of such debt securities;

•	whether the debt securities will be in registered form, bearer form or both and (1) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (2) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

•	any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa if permitted by applicable laws and regulations;

•	whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may or shall be required to exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

•	the identity of the depositary for securities in registered form, if such series are to be issuable as a global security;

•	the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

•	whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such a payment;

•	the circumstances, if any, in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

•	any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

•	the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

•	any deletions from, modifications of, or additions to our events of default or covenants and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

We may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to any such debt securities throughout this prospectus as “original issue discount securities.” The applicable prospectus supplement will describe the federal income tax consequences and other relevant considerations applicable to original issue discount securities.

Except as described under “Description of the Debt Securities – Merger, Consolidation or Sale of Assets” or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (1) would limit our ability to incur indebtedness or (2) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us or any of our affiliates or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Payment

Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium (or make-whole amount) and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We may also pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium (or make-whole amount) or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period we hold the funds.

Registration and Transfer

Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depositary company rather than by physical delivery of a note, a holder of debt securities of any series may:

•	exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

•	surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but either the trustee or we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents for any series of debt securities.

Neither we nor any trustee shall be required to:

•	issue, register the transfer of, or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

•	register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

The indentures provide that we may, without the consent of the holders of any outstanding debt securities, (1) consolidate with, (2) sell, lease or convey all or substantially all of our assets to, or (3) merge with or into, any other entity provided that:

•	either we are the continuing entity, or the successor entity, if other than us, assumes the obligations (A) to pay the principal of, and any premium (or make-whole amount) and interest on, all of the debt securities and (B) to duly perform and observe all of the covenants and conditions contained in each indenture;

•	after giving effect to the transaction, there is no event of default under the indentures and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

•	an officers’ certificate and legal opinion covering such conditions are delivered to each applicable trustee.

Covenants

Below is a summary of certain covenants we are required to observe under the indentures.

Payment of Principal, Premium and Interest

The indentures require us, with respect to each series of debt securities, to duly and punctually pay the principal of (and premium or make-whole amounts, if any) and interest on the debt securities of that series in accordance with the terms of the debt securities and the applicable indenture.

Existence

Except as permitted under “Description of Debt Securities – Merger, Consolidation or Sale of Assets,” the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, the indentures do not require us to preserve any right or franchise if we determine that any right or franchise is no longer desirable in the conduct of our business.

Payment of Taxes and Other Claims

The indentures require us to pay, discharge or cause to be paid or discharged, before they become delinquent (1) all taxes, assessments and governmental charges levied or imposed on us, our subsidiaries or our subsidiaries’ income, profits or property, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of our subsidiaries. However, we will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of Financial Information

The indentures require us to file with the trustee, within 15 days of each of the respective dates by which we file with the SEC, copies of the annual reports, quarterly reports, documents and other reports which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Additional Covenants

The indentures include certain other covenants, including covenants requiring us to maintain our property in good condition and hold money for payment on the debt securities in trust for holders under certain circumstances. Additionally, the applicable prospectus supplement will set forth any other covenants applicable to us under any series of debt securities.

Events of Default, Notice and Waiver

Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indentures with respect to any series of debt securities, we mean:

•	default in the payment of any installment of interest on any debt security of such series continuing for 30 days;

•	default in the payment of principal of (or any premium or make-whole amount, if any, on) any debt security of such series at its maturity;

•	default in deposit of any sinking fund payment as required for any debt security of such series;

•	default in the performance or breach of any of our covenants or warranties contained in the applicable indenture continuing for 60 days after written notice to us as provided in the applicable indenture;

•	a default under any indenture or instrument under which there may be issued, secured or evidenced any existing or later created indebtedness for money we or any of our subsidiaries borrowed in an aggregate principal amount outstanding of at least $30,000,000, if the default results in the indebtedness becoming or being declared due and payable prior to the date it otherwise would have, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 30 days after notice to us specifying such default;

•	bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or our significant subsidiary; and

•	any other event of default provided with respect to a particular series of debt securities.

When we use the term “significant subsidiary,” we refer to the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated under the Securities Act of 1933, as amended (“Securities Act”).

If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the outstanding debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable immediately. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the outstanding debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

•	we have paid or deposited with the applicable trustee all required payments of the principal, any premium (or make-whole amount), and interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium (or make-whole amount), have been cured or waived.

The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may on behalf of all holders waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal, any premium (or make-whole amount) or interest; or

•	in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of the outstanding debt security that is affected by the default; or

•	in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.

The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified responsible officers of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium (or make-whole amount) and interest on, such debt securities at the respective due dates thereof.

The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

•	is in conflict with any law or the applicable indenture;

•	may involve the trustee in personal liability; or

•	may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indentures

We may modify and amend the indentures only with the consent of the affected holders of at least a majority in principal amount of all outstanding debt securities issued under the applicable indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

•	change the stated maturity of the principal of, or any premium (or make-whole amount) on, or any installment of principal of or interest on, any such debt security;

•	reduce the principal amount of, the rate or amount of interest on or any premium (or make-whole amount) payable on redemption of any such debt security;

•	reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	change the place of payment or the coin or currency for payment of principal of, or any premium (or make-whole amount) or interest on, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

We and the trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to us as obligor under such indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture;

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series; and

•	to make provisions with respect to holders’ rights of conversion with respect to any series of debt securities.

Voting

The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•	the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

•	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

•	debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, of the aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture when:

•	either (1) all securities of such series have already been delivered to the applicable trustee for cancellation; or (2) all securities of such series have not already been delivered to the applicable trustee for cancellation but (a) have become due and payable, (b) will become due and payable within one year, or (c) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium (or make-whole amount) and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

•	we have paid or caused to be paid all other sums payable; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that the conditions to discharging the debt securities have been satisfied.

Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium (or make-whole amount) and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, we may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities; or

•	to be released from our obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, our obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

The indentures only permit us to establish the trust described in the paragraph above if, among other things, we have delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium (or make-whole amount), and interest.

When we use the term “government obligations,” we mean securities that are:

•	direct obligations of the United States or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or other government that issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which are not callable or redeemable at the option of the issuer thereof and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depositary receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depositary receipt.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (a) the holder of a debt security of such series is entitled to, and does, elect under the terms of the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (b) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and premium (or make-whole amount) and interest on, such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

When we use the term “conversion event,” we mean no longer using:

•	a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the European Currency Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

•	any currency unit or composite currency other than the European Currency Unit for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium (or make-whole amount) and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

In the event that (a) we effect covenant defeasance with respect to any debt securities and (b) such debt securities are declared due and payable because of the occurrence of any event of default, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payments of such amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement. The terms will include our obligation, if any, to permit the conversion of the debt securities of such series into our common stock or preferred stock, as the case may be, and the terms and conditions upon which such conversion shall be effected (including, the initial conversion price or rate, the conversion period, any adjustment of the applicable conversion price, any applicable limitations on the ownership or transferability of common stock or preferred stock receivable on conversion, and any requirements relative to the reservation of such shares for purposes of conversion).

Unless otherwise provided in the applicable prospectus supplement, the holder of debt securities convertible into our common stock will have the right, exercisable at any time during the time period specified in the prospectus supplement, unless previously redeemed, to convert convertible debt securities into shares of common stock as specified in the prospectus supplement, at the conversion rate per principal amount set forth in the prospectus supplement. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the business day immediately preceding the redemption date, unless we default in making the payment due upon redemption, in which case such conversion right shall terminate on the date we cure such default.

Unless otherwise provided in the applicable prospectus supplement, for each series of convertible debt securities, the conversion price will be subject to adjustments as a result of:

•	the payment or making of a dividend or distribution on our common stock exclusively in common stock or on any other class of capital stock, which dividend or distribution includes common stock of our company;

•	the issuance to all holders of common stock of rights or warrants entitling holders to subscribe for or purchase shares of common stock at a price per share less than the current market price per share;

•	subdivisions and combinations of common stock; and

•	the distribution to all holders of common stock of:

•	evidences of our indebtedness;

•	shares of our capital stock other than common stock or assets other than cash dividends paid from current or retained earnings; or

•	certain other subscription rights or warrants other than those referred to above.

In any event, no adjustment of the conversion price will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price. We will not issue any fractional shares of common stock upon conversion, but instead, we will pay a cash adjustment.

Subordination of Subordinated Debt Securities

Unless otherwise provided in the applicable prospectus supplement, subordinated securities will be subject to the following subordination provisions.

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt. However, our obligation to make payments of the principal of and interest on such subordinated securities otherwise will not be affected. No payment of principal or interest will be permitted to be made on subordinated securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated securities are paid in full, holders of subordinated securities will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated securities have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of us and our subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated securities may recover less, ratably, than our general creditors.

The term “senior debt” will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, other outstanding indebtedness, whether outstanding at the date of execution of the applicable indenture or subsequently incurred, created or assumed. The prospectus supplement may include a description of additional terms implementing the subordination feature.

If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

DESCRIPTION OF DEPOSITARY SHARES

Fractional Shares of Preferred Stock

We may elect to offer fractional interests in shares of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue depositary shares, each of which will represent a fractional interest of a share of preferred stock, as described in the prospectus supplement.

Deposit Agreement

The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will include the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its fractional interest in a share of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount that can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred shareholders of the relevant series will be made available to depositary shareholders.

Withdrawal of Stock

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related preferred stock series and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred stock series on the basis described in the applicable prospectus supplement, but holders of those whole preferred stock shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred stock series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption and Liquidation

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement.

Convertibility and Exchangeability

Shares of a series of preferred stock may be convertible or exchangeable into shares of our common stock, another series of preferred stock or other securities or property. The conversion or exchange may be mandatory or optional. The applicable prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.

Voting

Upon receiving notice of any meeting at which preferred shareholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. The depositary will vote the preferred stock shares underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those preferred stock shares, unless otherwise discussed in the prospectus supplement.

Amendment and Termination of Deposit Agreement

We and the depositary may amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless holders of a majority of the outstanding depositary shares approve that amendment. We or the depositary may terminate a deposit agreement only if:

•	we have redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

•	all preferred stock of the relevant series has been withdrawn; or

•	there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

We will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Title

We and each depositary and any of our respective agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment in respect of that depositary share is overdue and despite any notice to the contrary, for any purpose.

Resignation and Removal of Depositary

A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must:

•	be appointed within 60 days after delivery of the notice of resignation or removal;

•	be a bank or trust company having its principal office in the United States; and

•	have a combined capital and surplus of at least $50,000,000.

Miscellaneous

Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred shareholders of any series.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. Our obligations and the obligations of each depositary under any deposit agreement will be limited to performance in good faith of the duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock, preferred stock, debt securities, depositary shares, purchase contracts, units or any combination of these securities. Warrants may be issued independently or together with common stock, preferred stock, debt securities, depositary shares, purchase contracts or units, and may be attached to or separate from those securities.

Warrant Agreements

Each series of warrants will be evidenced by certificates issued under a separate warrant agreement to be entered into between us and a bank that we select as warrant agent with respect to such series. The warrant agent will have its principal office in the U.S. and have a combined capital and surplus of at least $50,000,000.

Issuance In Series

The applicable prospectus supplement relating to a series of warrants will mention the name and address of the warrant agent and describe the terms of the series of warrants, including:

•	the offering price;

•	the currency for which the warrants may be purchased;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security or each principal amount of security;

•	the date on which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities that can be purchased upon exercise, and the price for purchasing those debt securities;

•	in the case of warrants to purchase preferred stock, depositary shares or common stock, the number of depositary shares or shares of preferred stock or common stock, as the case may be, that can be purchased upon the exercise, and the price for purchasing those shares;

•	in the case of warrants to purchase units or purchase contracts upon exercise, the number and type of units or purchase contracts that can be purchased upon exercise, and the price of those securities;

•	the dates on which the right to exercise the warrants will commence and expire;

•	material U.S. federal income tax consequences of holding or exercising those warrants;

•	the terms of the securities issuable upon exercise of those warrants; and

•	any other terms of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for transfer registration, and may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. If the warrants are not separately transferable from the securities with which they were issued, this exchange may take place only if the certificates representing the related securities are also exchanged. Prior to warrant exercise, warrant holders will not have any rights as holders of the underlying securities, including the right to receive any principal, premium, interest, dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities specified in the applicable prospectus supplement at the exercise price mentioned in, or calculated as described in, the prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York time, on the expiration date mentioned in that prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Other requirements and procedures for the exercise of warrants will be described in the applicable prospectus supplement.

Antidilution Provisions

As will be described in the applicable prospectus supplement, in the case of warrants to purchase common stock or securities convertible into or exchangeable for common stock, the exercise price payable and the number of shares of common stock purchasable upon warrant exercise may be adjusted in certain events, including:

•	the issuance of a stock dividend to common shareholders or a combination, subdivision or reclassification of common stock;

•	the issuance of rights, purchase contracts, warrants or options to all common and preferred shareholders entitling them to purchase common stock for an aggregate consideration per share less than the current market price per share of common stock;

•	distribution to our common shareholders of evidences of our indebtedness of assets, excluding cash dividends or distributions referred to above; and

•	other events mentioned in the prospectus supplement.

Unless otherwise described in the applicable prospectus supplement, no adjustment in the number of shares or securities purchasable upon warrant exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number. No fractional shares will be issued upon warrant exercise, but we will pay the cash value of any fractional shares otherwise issuable.

Modification

The applicable prospectus supplement will describe the circumstances under which we and any warrant agent may modify any warrant agreement and the terms of the related warrants without first obtaining consent from warrant holders, and describe the circumstances under which we and any warrant agent will not be permitted to modify any warrant agreement and the terms of the related warrants unless we first obtain consent from warrant holders.

Consolidation, Merger and Sale of Assets

Unless provided otherwise in an applicable prospectus supplement, each warrant agreement will provide that we may consolidate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of our assets to any other corporation. However, any successor or acquirer of such assets must assume all of our obligations under the relevant warrant agreement and for the unexercised warrants, as appropriate, and we or that successor corporation must not immediately be in default under that warrant agreement.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrant holder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case we default in performing our obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any warrant holder may, without the warrant agent’s consent or the consent of any other warrant holder, enforce by appropriate legal action its right to exercise that warrant.

Replacement of Warrant Certificates

We will replace any destroyed, lost, stolen or mutilated warrant certificate upon delivery to us and the relevant warrant agent of satisfactory evidence of the ownership of that warrant certificate and of its destruction, loss, theft or mutilation, and (in the case of mutilation) surrender of that warrant certificate to the relevant warrant agent, unless we have, or the warrant agent has, received notice that the warrant certificate has been acquired by a bona fide purchaser. That warrant holder will also be required to provide indemnity satisfactory to us and the relevant warrant agent before a replacement warrant certificate will be issued.

Title

We and the warrant agents and any of our respective agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants, despite any notice to the contrary.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or depositary shares. The consideration per share of common stock or preferred stock or per depositary share may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by us or on our behalf of shares of the underlying security, or they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, or other securities or property, securing the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock, depositary shares or other security or property under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the stock purchase contracts.

The securities related to the stock purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase the underlying security or property under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement.

The applicable prospectus supplement will describe the terms of the purchase contracts. This description is not complete and the description in the prospectus supplement will not necessarily be complete, and reference is made to the purchase contracts, and, if applicable, collateral or depositary arrangements relating to the purchase contracts, which will be filed with the SEC each time we issue purchase contracts.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depositary arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable agreements because they, and not the summaries, define your rights as holders of the units. We will make copies of the relevant agreements available as described under the heading “Where You Can Find More Information” below.

FORM OF SECURITIES

We may issue any securities offered in certificated form, book-entry form only, or in the form of one or more global securities, as appropriate. Although this prospectus generally describes the form in which we intend to issue any of the offered securities, the form of any securities offered will be described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; and/or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the NASDAQ Stock Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter (as that term is defined in the Securities Act) of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

We may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

LEGAL MATTERS

In connection with particular offerings of our securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Warner Norcross & Judd LLP, Grand Rapids, Michigan. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Chemical Financial Corporation and subsidiaries as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, appearing in Chemical Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports have been incorporated by reference herein and in the registration statement by inclusion of such reports in our Annual Report on Form 10-K for the year ended December 31, 2013, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov or through our website at www.chemicalbankmi.com. Our website is not incorporated into or otherwise a part of this prospectus or any of our other securities filings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in Current Reports on Form 8-K furnished pursuant to items 2.02, 7.01 or otherwise, as the case may be, of such form), after the initial filing of this registration statement and until termination of the offering shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following previously filed documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2014;

•	our Current Reports on Form 8-K filed on March 11, 2014 and April 22, 2014; and

•	the description of our capital stock as set forth in our registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may obtain a copy of these filings and any other filings incorporated by reference at no cost, by writing or telephoning us at the following address or telephone number:

Chemical Financial Corporation

235 E. Main Street

Midland, Michigan 48640

(989) 839-5350